UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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National Instruments Corporation

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NATIONAL INSTRUMENTS CORPORATION

Notice of 2019 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 14, 2019 9:00 A.M., local time

Place:	NI’s principal executive offices 11500 North Mopac Expressway, Building C Austin, Texas 78759

Business:	1. To elect each of James E. Cashman, III and Liam K. Griffin to the Board of Directors for a term of three years.

2. To increase the number of shares reserved under the Company’s 1994 Employee Stock Purchase Plan by 3,000,000 shares.

3. To ratify the appointment of Ernst & Young LLP as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

4. To consider and approve an advisory (non-binding) proposal concerning our executive compensation program.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date:	Only stockholders of record at the close of business on March 15, 2019, are entitled to receive notice of and to vote at the meeting.

Voting By Proxy:

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received in the mail. If you received a paper copy of a proxy card by mail in response to your request for a hard copy of the proxy materials for the Annual Meeting, you may also vote by Internet, telephone, or by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose, in each case by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

/s/ R. Eddie Dixon, Jr.

Vice President, General Counsel and Secretary

April 1, 2019

PROXY STATEMENT

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors (the “Board”) of National Instruments Corporation, a Delaware corporation (“NI”), has made proxy materials available to you on the Internet or, upon your request, has delivered printed versions of proxy materials to you by mail, in connection with the Board’s solicitation of proxies for use at NI’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2019, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at NI’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. NI’s telephone number is (512) 683-0100.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), NI is furnishing proxy materials to NI’s stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 1, 2019.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” notices of Internet availability of proxy materials, proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials to any stockholder who contacts our investor relations department at 11500 North Mopac Expressway, Austin, Texas 78759-3504, (512) 683-8092, requesting such copies. If stockholders living in the same household are receiving multiple copies of the Notice of Internet Availability of Proxy Materials or the printed versions of such other proxy materials and would like to receive a single copy of these documents in the future, the stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 15, 2019 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 132,899,759 shares of NI’s common stock, $0.01 par value, were issued and outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors in Proposal One, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected. However, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. See “Proposal One: Election of Directors—Vote Required; Recommendation of Board of Directors” for additional information on these guidelines.

The affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve Proposals Two, Three and Four.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or, if you received a paper copy of the proxy materials, by completing, signing and mailing the proxy card enclosed therewith in the postage-prepaid envelope provided for that purpose. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or the proxy card if you received a paper copy of the proxy materials.

The cost of this solicitation will be borne by NI. NI may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of NI’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Abstentions will be counted for purposes of determining (i) either the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have no effect on the election of directors in Proposal One, and abstentions will have the same effect as a vote against Proposals Two, Three and Four.

While broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of the voting on Proposals One, Two, Three or Four.

A broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the ratification of our independent registered public accounting firm in Proposal Three), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Tabulation and Reporting of Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. NI will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of NI or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and vote in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders of NI may submit proper proposals for inclusion in NI’s Proxy Statement and for consideration at the annual meeting of stockholders to be held in 2020 by submitting their proposals in writing to the Secretary of NI in a timely manner. In order to be considered for inclusion in NI’s proxy materials for the annual meeting of stockholders to be held in 2020, stockholder proposals must be received by the Secretary of NI no later than December 3, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under NI’s amended Bylaws a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of NI’s outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2020 annual meeting, director nominees constituting up to the greater of 20% of the number of persons serving on the Board or two directors, provided that such nominees do not exceed half of the directors to be elected at an annual meeting and that the requirements set forth in the Bylaws are satisfied. To utilize such “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2020 annual meeting would be no earlier than November 3, 2019 and no later than December 3, 2019.

NI’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in NI’s Proxy Statement. For director nominations or other business to be properly brought before NI’s 2020 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of NI at NI’s principal executive office no later than February 1, 2020 and no earlier than January 2, 2020. If the date of NI’s 2020 annual meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2019 Annual Meeting, your notice of a proposal will be timely if it is received by NI by the close of business on the later of (i) the 90th day prior to the 2020 annual meeting and (ii) the 10th day following the day NI first publicly announces the date of the 2020 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2020 annual meeting.

The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of NI. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

NI’s Board of Directors is divided into three classes, with the term of the office of one class expiring each year. The authorized number of directors which constitutes the entire Board of Directors is currently nine, with three directors in Class I, three directors in Class II, and three directors in Class III.

The terms of office of Class I directors Mr. John M. Berra, Mr. James E. Cashman, III and Mr. Liam K. Griffin will expire at the 2019 annual meeting. On September 19, 2018, Mr. Berra informed the Board that he will not stand for re-election as a director at the Annual Meeting. Mr. Berra’s decision was taken in consideration of the retirement policy provisions of NI’s Corporate Governance Guidelines. There was no disagreement or dispute between Mr. Berra and NI that led to his decision not to stand for re-election. Upon completion of Mr. Berra’s current term as a director, the Board intends to reduce the size of the board to eight members. NI’s Board of Directors has nominated Mr. James E. Cashman, III and Mr. Liam K. Griffin for election at the Annual Meeting as Class I directors to serve for a term of three years. The terms of office of Class II directors Mr. Jeffrey L. Kodosky, Mr. Michael E. McGrath, and Mr. Alexander M. Davern will expire at the 2020 annual meeting. The terms of office of Class III directors Mr. Charles J. Roesslein, Ms. Duy-Loan T. Le, and Dr. Gerhard P. Fettweis will expire at the 2021 annual meeting.

Under the listing requirements of the Nasdaq Stock Market (“Nasdaq”), a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each of Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, Dr. Fettweis, Mr. Cashman and Mr. Griffin is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Vote Required; Recommendation of Board of Directors

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by NI’s Certificate of Incorporation.

Under NI’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. In such event, the Nomination and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Nomination and Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons why stockholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to NI, whether by accepting such resignation NI will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of NI and its stockholders.

The Board will promptly act on the Nomination and Governance Committee’s recommendation no later than 90 days following its receipt of such recommendation. In considering the Nomination and Governance Committee’s recommendation, the Board will consider the factors considered by the Nomination and Governance Committee and such additional information and factors the Board believes to be relevant.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for NI’s nominees named below. If any nominee of NI is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board Of Directors unanimously recommends a vote “FOR” the nominees listed below.

Nominees for Election at the Annual Meeting

The Nomination and Governance Committee, consisting solely of independent directors as determined under applicable Nasdaq listing standards, recommended the two individuals set forth in the table below for nomination by our full Board of Directors. Based on such recommendation, our Board of Directors nominated such directors for election at the Annual Meeting. The Board of Directors has determined that each of the two individuals set forth in the table below is independent under applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

James E. Cashman, III, 65 - Director since March 2019; Board Chairman of ANSYS, Inc; Former President and Chief Executive Officer of ANSYS, Inc.

Business Experience: Mr. Cashman is Chairman of ANSYS Inc, an engineering simulation software company. Prior to becoming Chairman of ANSYS in January 2017, Mr. Cashman was the Chief Executive Officer and a director of ANSYS from February 2000 through December 2016. Prior to his general management role with ANSYS, Mr. Cashman served as Senior Vice President of Operations of ANSYS from September 1997 to April 1999. He also served from 1995 to 1997 as Vice President of Marketing and International Operations at PAR Technology Corporation, a computer software and hardware company, and from 1992 to 1994 he was Vice President of Product Development and Marketing at Metaphase Technology, Inc., a product data management company, which was a joint venture of Structural Dynamics Research Corporation and Control Data Systems. From 1976 to 1992 he worked in various sales and technical positions at Structural Dynamics Research Corporation, a computer-aided design company. Mr. Cashman holds a bachelor’s degree in Mechanical Engineering and a master’s degree in Business Administration, both from the University of Cincinnati.

The Board concluded that Mr. Cashman should be nominated and serve as a director because he brings a wealth of experience in the areas of technical, financial, operations and sales management and has been key to the success of numerous computer-aided design, product data management, transaction processing, and computer-aided engineering companies. In each role, Mr. Cashman has focused on developing clarity-of-vision and giving appropriate guidance to provide strong leadership.

Liam K. Griffin, 52 - Director since March 2019; President, Chief Executive Officer and Director of Skyworks Solutions, Inc.

Business Experience: Mr. Griffin is President and Chief Executive Officer and a director of Skyworks Solutions, Inc. Prior to his appointment as Chief Executive Officer and to the board of directors of Skyworks in May 2016, he had served as President of Skyworks since May 2014. Mr. Griffin also served in the following positions at Skyworks: from November 2012 to May 2014, as Executive Vice President and Corporate General Manager, from May 2011 to November 2012, as Executive Vice President, High Performance Analog, and from August 2001 to May 2011, as Senior Vice President of Sales and Marketing. He also served from 1995 to 2001 as Vice President of North American Sales and then Vice President of Worldwide Sales at Vectron International, a division of Dover Corporation. Prior to that, Mr. Griffin was a Marketing Manager at AT&T Microelectronics, Inc. and a Product and Process Engineer at AT&T Network Systems. Mr. Griffin holds a bachelor’s degree in Mechanical Engineering from the University of Massachusetts-Amherst and a master’s degree in Business Administration from Boston University. He is currently a director of Vicor Corporation, a publicly traded company.

The Board concluded that Mr. Griffin should serve as a director because of his breadth of leadership experience and in-depth understanding of the semiconductor industry and its competitive landscape gained through serving in several different executive positions at Skyworks over the past 15 years. His service as a director for Vicor Corporation gives Mr. Griffin added perspective as to the challenges confronting public technology companies. In considering the independence of Mr. Griffin, it was noted that Mr. Griffin is Chief Executive Officer, President and a director of Skyworks and that NI has a commercial relationship with Skyworks and received revenue of approximately $3.6 million ($3.4 million net of credits) from sales to Skyworks in the ordinary course of business for the year ended December 31, 2018. Given the relative size of the businesses of NI and Skyworks, it was determined that such relationship was not a “material interest” under applicable SEC and Nasdaq regulations.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Jeffrey L. Kodosky, 69 - Director since 1976; Fellow of NI.

Business Experience: Mr. Kodosky co-founded NI in 1976. He was appointed Vice President of NI in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000, he has held the position of Business and Technology Fellow. Prior to 1976, he was employed at Applied Research Laboratories at the University of Texas at Austin. Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

The Board concluded that Mr. Kodosky should serve as a director since he is a founder of NI, a highly respected mentor in the NI global R&D organization and he continues to chart new directions for NI’s flagship product, LabVIEW. Mr. Kodosky has developed more than 30 patented LabVIEW technologies and his ongoing work has helped NI grow this software into an award-winning industry programming environment that addresses a variety of industries and application areas.

Michael E. McGrath, 69 - Director since May 2014; Former Chief Executive Officer of i2 Technologies and Pittiglio Rabin Todd & McGrath, Business Strategy Consultant.

Business Experience: Mr. McGrath is an experienced executive, director, entrepreneur and author. His areas of expertise include strategy, product development, decision-making techniques, supply chain, and autonomous vehicles. He served as a director of i2 Technologies, a supply chain management and software services company, from September 2004 to May 2008, and as its CEO and President from February 2005 to July 2007. He served on the board of directors of Entrust, Inc., from February 2007, and as Chairman of the Board starting in November 2008, until the company was sold in July 2009. He served as executive chairman of the board of The Thomas Group from February 2008 to March 2012, and as acting CEO for a period of time. The Thomas Group filed for bankruptcy protection in March 2012. He also served on the board of Sensable Technologies from 2000 until 2009 and served on the board of Revolution Analytics from 2014 until 2015. He was a founder and the Chief Executive Officer of Pittiglio Rabin Todd & McGrath, a global management consulting firm, for 28 years, retiring from the firm in July 2004. Mr. McGrath is the author of Autonomous Vehicles: Opportunities, Strategies, and Disruptions, Product Strategy for High-Technology Companies, Business Decisions, and other books. Mr. McGrath received his bachelor’s degree in Computer Science from Boston College, and his master’s degree in Business Administration from Harvard Business School.

The Board concluded that Mr. McGrath should serve as a director because he has an extensive background in product development strategy, strategic product marketing, and software services. Having served as CEO of i2 Technologies, a vendor of supply chain management software, he has knowledge of software systems, experience selling into corporate opportunities, and experience developing large accounts. In particular, he has experience with management functions including software marketing and sales force management activities, and software development. He is an experienced consultant and author with knowledge of cloud computing and smartmobile applications, which are relevant for NI’s business. Mr. McGrath serves as the Chair of the Board of Directors. He serves as a member of the Audit Committee, a member of the Compensation Committee and a member of the Nomination and Governance Committee.

Alexander M. Davern, 52 - Director since January 2017; Chief Executive Officer of NI.

Business Experience: Mr. Davern joined NI in February 1994 and has served as Chief Executive Officer since January 2017. He previously served as President from January 2017 to October 2018. He served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer from October 2010 to December 2016. Mr. Davern served as NI’s Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to October 2010; as Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is a director of Cirrus Logic, Inc., a publicly traded company.

The Board concluded that Mr. Davern should serve as a director because he is NI’s Chief Executive Officer and has held other executive officer positions with NI for over 19 years. In these roles, Mr. Davern has gained extensive knowledge of NI’s business, financial and operations matters, and the Board believes that Mr. Davern is well suited to help define and execute NI’s corporate strategy. Mr. Davern also serves as a director for another publicly traded company and has strong expertise in governance matters.

Charles J. Roesslein, 70 - Director since July 2000; Former Chief Executive Officer of Austin Tele-Services, LLC.

Business Experience: Mr. Roesslein was the co-founder and Chief Executive Officer of Austin Tele-Services, LLC, which is in the secondary market for telecom and IT assets, from 2004 until 2016 when his interests were sold. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of Atlantic Tele-Network, Inc., a publicly traded company.

The Board concluded that Mr. Roesslein should serve as a director because he brings a wealth of financial and executive experience to the Board including extensive experience in the development of large accounts while serving Southwestern Bell Corporation’s customers. He also has a strong financial background, having served as Vice President and Chief Financial Officer of Southwestern Bell Publications and as Vice President and Chief Financial Officer of Southwestern Bell Telephone Company. Mr. Roesslein has an extensive high level background in the telecom industry and in telecom technologies. He serves as a member of the Audit Committee and a member of the Nomination and Governance Committee.

Duy-Loan T. Le, 56 - Director since September 2002; Former Senior Fellow of Texas Instruments, Inc.

Business Experience: Ms. Le retired in July 2017 from Texas Instruments Inc. (“TI”), one of the leading semiconductor companies in the world. Ms. Le was elected Senior Fellow in 2002 and is the only woman in TI’s history elected to this highest Fellow rank. She held various leadership positions at TI, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. While at TI, Ms. Le led all aspects of execution for advanced technology nodes, including silica technology development, design, assembly and test, productization, qualification, release to market, high volume ramp, and quality and reliability assurance. She has experience opening international offices and developing engineering talent for the TI business. Ms. Le has been awarded 24 patents. She holds a bachelor’s degree in Electrical Engineering from the University of Texas at Austin and a master’s degree in Business Administration from the Bauer College of Business at the University of Houston. Ms. Le is currently a director of Ballard Power Systems, a publicly traded company, and of CREE, Inc., a publicly traded company.

The Board concluded that Ms. Le should serve as a director because she has extensive experience managing platform-based product development and is a results-oriented and highly accomplished technology executive with extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at TI. She also managed global R&D centers for TI, and these centers span multiple countries, disciplines, businesses, and organizations across TI. She has over 20 years of process manufacturing experience. These skills and knowledge are relevant for NI’s business. She serves as a member of the Audit Committee, a member of the Nomination and Governance Committee, and a member of the Compensation Committee.

Gerhard P. Fettweis, PhD, 57 - Director since March 2016; Vodafone Chair Professor at the Technical University of Dresden.

Business Experience: Since September 1994, Dr. Fettweis has served as the Vodafone Chair Professor of Electrical Engineering at the Technical University of Dresden, where his research focuses on next generation wireless systems. In connection with that role, he has spun-out twelve startup companies from the university. From August 2015 to February 2016, he served as a visiting professor at the University of California at Berkeley and as a senior researcher at the International Computer Science Institute. Dr. Fettweis is a member of the German National Academy of Science and Engineering and a fellow of the Institute of Electrical and Electronics Engineers (“IEEE”). He has received numerous awards recognizing his contributions in the field of electrical engineering. Dr. Fettweis has authored or co-authored two books and is listed as an inventor on over thirty issued patents. Dr. Fettweis received his Dipl.-Ing. in Electrical Engineering in 1986 and his PhD in Electrical Engineering in 1990, each from Aachen University of Technology.

The Board concluded that Dr. Fettweis should serve as a director because of his strong technical background and extensive knowledge in electrical engineering, as well as his experience in science, technology and business. Additionally, he is very involved in the scientific community and has leadership and management experience through his role as the Vodafone Chair Professor at the Technical University of Dresden. He serves as a member of the Compensation Committee and a member of the Nomination and Governance Committee.

There is no family relationship between any director, director nominee or executive officer of NI.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of NI’s common stock as of the Record Date (i) by all persons known to NI, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of NI’s common stock, (ii) by each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (iii) by each director and director nominee, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)		Approximate Percentage Owned (2)
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	11,636,381	(3)	8.76%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,625,479	(4)	8.75%
Janus Henderson Group PLC 201 Bishopsgate United Kingdom EC2M 3AE	11,153,328	(5)	8.39%
James J. Truchard Marital Trust 3816 Hunterwood Point Austin, Texas 78746	10,770,347	(6)	8.10%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	8,219,712	(7)	6.18%
Jeffrey L. Kodosky	1,800,437	(8)	1.35%
Alexander M. Davern	192,649	(9)	*%
Eric H. Starkloff	43,124	(10)	*%
Karen M. Rapp	14,392	(11)	*%
Scott A. Rust	26,890	(12)	*%
John C. Roiko	19,720	(13)	*%
Charles J. Roesslein	102,575	(14)	*%
Duy-Loan T. Le	98,318	(15)	*%
John M. Berra	40,959	(16)	*%
Michael E. McGrath	23,663	(17)	*%
Gerhard P. Fettweis	12,145	(18)	*%
James E. Cashman, III	—		—
Liam K. Griffin	—		—
All executive officers and directors as a group (13 persons)	2,374,872	(19)	1.79%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 132,899,759 shares of common stock outstanding on March 15, 2019 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 15, 2019, including restricted stock units (“RSUs”).

(3)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 11, 2019, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A states that The Vanguard Group and/or its subsidiaries have sole voting power with respect to 61,435 shares of common stock, shared voting power with respect to 16,983 shares of common stock, sole dispositive power with respect to 11,570,452 shares of common stock and shared dispositive power with respect to 65,929 shares of common stock.

(4)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 6, 2019, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A states that BlackRock, Inc. and/or its subsidiaries have sole voting power with respect to 10,923,467 shares of common stock and sole dispositive power with respect to 11,625,479 shares of common stock.

(5)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 12, 2019, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A states that Janus Henderson Group PLC and/or its subsidiaries have shared voting power with respect to 11,153,328 shares of common stock and shared dispositive power with respect to 11,153,328 shares of common stock.

(6)

The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 24, 2015, reflecting beneficial ownership as of December 31, 2014. The Schedule 13G states that the James J. Truchard Marital Trust has sole voting power with respect to 10,770,347 shares of common stock and sole dispositive power with respect to 10,770,347 shares of common stock.

(7)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC on February 14, 2019, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A states that T. Rowe Price Associates, Inc. and/or its subsidiaries have sole voting power with respect to 2,470,839 shares of common stock and sole dispositive power with respect to 8,219,712 shares of common stock.

(8)

Includes an aggregate of 874,600 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 78,929 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 80,000 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 6,000 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 55,620 shares held in three trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 352,373 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. Includes 544 shares subject to RSUs of Mr. Kodosky which vest within 60 days of March 15, 2019. Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total of 1,800,437 shares.

(9)	Includes 38,831 shares subject to RSUs which vest within 60 days of March 15, 2019.

(10)	Includes 21,946 shares subject to RSUs which vest within 60 days of March 15, 2019.

(11)	Includes 10,000 shares subject to RSUs which vest within 60 days of March 15, 2019.

(12)	Includes 15,403 shares subject to RSUs which vest within 60 days of March 15, 2019.

(13)	Includes 4,356 shares subject to RSUs which vest within 60 days of March 15, 2019.

(14)	Includes 3,982 shares subject to RSUs which vest within 60 days of March 15, 2019.

(15)	Includes 3,982 shares subject to RSUs which vest within 60 days of March 15, 2019.

(16)	Includes 3,982 shares subject to RSUs which vest within 60 days of March 15, 2019.

(17)	Includes 3,982 shares subject to RSUs which vest within 60 days of March 15, 2019.

(18)	Includes 5,524 shares subject to RSUs which vest within 60 days of March 15, 2019.

(19)	Includes 112,532 shares subject to RSUs which vest within 60 days of March 15, 2019.

CORPORATE GOVERNANCE

Board Meetings and Committees

The Board of Directors of NI held a total of six meetings during 2018. The Board of Directors has a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

During 2018, all directors attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served, other than Mr. Kodosky. Mr. Kodosky attended four of six Board meetings, one of which non-attended meetings was scheduled on short notice. NI encourages, but does not require, its board members to attend NI’s annual meeting of stockholders. In 2018, six of our directors attended NI’s annual meeting.

Board Leadership Structure

In September 2018, the Board appointed Mr. McGrath, an independent member of the Board, as Chair of the Board of Directors. In such role, Mr. McGrath is responsible for coordinating the activities of the Board, chairing all meetings of the Board, developing agendas for such meetings, building a productive relationship between the Board and the Chief Executive Officer (“CEO”), and assisting the Board in fulfilling its oversight responsibilities in NI’s strategy, risk oversight and succession planning. The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of NI’s stockholders, and NI’s overall corporate governance. The Board also believes that the separation of the Chair and CEO roles allows the CEO to focus his time and energy on operating and managing NI, while leveraging the Chair’s experience and perspectives. The Board periodically reviews its leadership structure to determine whether it continues to best serve NI and its stockholders.

The NI Board oversees risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for NI’s executive officers and other employees. The full Board of Directors receives reports on various risk related items at each of its regular meetings including risks related to NI manufacturing operations, intellectual property, taxes, products and employees. The Board also receives periodic reports on NI’s efforts to manage such risks through safety measures, insurance or self-insurance.

Communications to the Board of Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chair, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building C, Austin, Texas 78759, Attention: Corporate Secretary. Correspondence received that is addressed to the members of the Board of Directors will be reviewed by NI’s General Counsel or his designee, who will forward such correspondence to the appropriate members of the Board of Directors.

Audit Committee

The Audit Committee, which currently consists of directors Charles J. Roesslein (Chair), Duy-Loan T. Le, John M. Berra, and Michael E. McGrath, met five times during 2018. The Audit Committee appoints, compensates, retains and oversees the engagement of NI’s independent registered public accounting firm, reviews with such independent registered public accounting firm the plan, scope and results of their examination of NI’s consolidated financial statements and reviews the independence of such independent registered public accounting firm. The Audit Committee maintains free and open communication with NI’s independent registered public accounting firm and the internal audit department, overseeing the internal audit function and NI’s management team. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risks to NI, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews NI’s compliance with matters relating to environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures to promote and protect employee reporting of (i) suspected fraud or wrongdoing relating to accounting, auditing or financial reporting matters and (ii) complaints and concerns regarding a violation of the federal securities laws, including (A) receiving, retaining and addressing complaints received by NI relating to such matters, (B) enabling employees to submit on a confidential and anonymous basis any concerns regarding such matters; and (C) protecting reporting employees from retaliation. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/audit_committee_charter.pdf.

Nomination and Governance Committee

The Nomination and Governance Committee, which currently consists of directors John M. Berra (Chair), Charles J. Roesslein, Michael E. McGrath, Duy-Loan T. Le, and Gerhard P. Fettweis, each of whom was deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met five times during 2018. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairpersons, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nomination and Governance Committee also considers issues of diversity, such as education, gender, professional experience and differences in viewpoints and skills. The Nomination and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nomination and Governance Committee believe that it is important that the members of the Board of Directors represent diverse viewpoints. The Nomination and Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Nomination and Governance Committee engaged SpencerStuart, an executive search firm, to assist the committee in identifying and evaluating potential nominees. As part of its engagement, SpencerStuart identified James Cashman and Liam Griffin as nominees for director. The charter of the Nomination and Governance Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/n_and_g_charter_final.pdf.

Compensation Committee

The Compensation Committee, which currently consists of directors Duy-Loan T. Le (Chair), John M. Berra, Michael E. McGrath, and Gerhard P. Fettweis, each of whom was deemed to be an “independent director” as that term is defined by applicable SEC rules, Nasdaq listing standards and other requirements, met five times during 2018. The charter of the Compensation Committee is available on NI’s website at http://www.ni.com/pdf/nati/us/comp_charter.pdf.

Under the terms of its charter, the Compensation Committee recommends the compensation of NI’s Chief Executive Officer to the independent members of the Board for approval, evaluates the performance of NI’s executive officers, and establishes the salaries and cash bonus compensation of the executive officers. When establishing the salaries and cash bonus compensation for the executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee also periodically examines NI’s compensation structure to evaluate whether NI is rewarding its officers and other personnel in a manner consistent with sound industry practices and makes recommendations on such matters to NI’s management and Board of Directors. The Compensation Committee also has oversight responsibility for NI’s 2015 Equity Incentive Plan (the “2015 Incentive Plan”), NI’s 2010 Incentive Plan (the “2010 Incentive Plan”), and NI’s Employee Stock Purchase Plan. The Board of Directors may by resolution prescribe additional authority and duties to the Compensation Committee.

The Compensation Committee obtains input from NI’s Chief Executive Officer, Mr. Davern, when discussing the performance of, and compensation levels for, executives other than himself. The Compensation Committee also works closely with Mr. Davern and NI’s Vice President of Global Human Resources and others as required in evaluating the financial, accounting, tax and retention implications of NI’s various compensation programs. The Vice President of Global Human Resources regularly attends the meetings of the Compensation Committee and, at such meetings, provides advice on compensation matters to the Compensation Committee. The Vice President of Global Human Resources also provides guidance to the Compensation Committee concerning compensation matters as they relate to NI’s executive officers. Neither Mr. Davern, the Vice President of Global Human Resources, nor any of NI’s other executives participates in deliberations relating to his or her own compensation.

The Compensation Committee’s charter does not contain a provision providing for the delegation of its duties to other persons. The Compensation Committee has not delegated any of its authority.

For a discussion of NI’s utilization of compensation consultants, see “Executive Compensation—Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the “Corporate Governance—Compensation Committee” section of this Proxy Statement and do not include any NI executive officers. During 2018, no NI executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on NI’s Compensation Committee. During 2018, no NI executive officer served on the compensation committee (or equivalent) of another entity whose executive officer(s) served as a member of the NI Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

NI had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2018 and has no such related party transaction currently proposed.

Policy and Procedures for Review, Approval, or Ratification of Related Party Transactions

Pursuant to its written charter, the Audit Committee is responsible for reviewing NI’s policies relating to the avoidance of conflicts of interests and past or proposed transactions between NI, members of the Board of Directors of NI, and management. NI considers “related person transactions” to mean all transactions involving a “related person,” which under SEC rules means an executive officer, director or a holder of more than five percent of NI’s common stock, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

In any transaction involving a related person, NI’s Audit Committee would consider the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related person; the risks, costs and benefits of the transaction to NI; whether any alternative transactions or sources for comparable services or products are available; and, in the event the related person is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on such director’s independence.

After considering such facts and circumstances, NI’s Audit Committee determines whether approval, ratification or rescission of the related person transaction is in NI’s best interests. NI’s Audit Committee believes that all employees and directors should be free from conflicting interests and influences of such nature and importance as would make it difficult to meet their applicable fiduciary duties and loyalty to NI, and reviews all related party transactions against the foregoing standard.

NI’s written policies and procedures for review, approval or ratification of transactions that pose a conflict of interest, including related person transactions, are set forth in its Code of Ethics, which contains, among other policies, a conflicts of interest policy for all employees, including NI’s executives, and a conflicts of interest policy for non-employee directors.

Under NI’s written conflicts of interest policy applicable to all employees, including NI’s executives, every employee is required to report to NI’s CEO any information regarding the existence or likely development of conflicts of interest involving themselves or others within NI. While NI provides examples of potential conflicts of interest, such as investments in enterprises that do business with NI, compensation for services to any person or firm which does business with NI, or gifts and loans and entertainment from any person or firm having current or prospective dealings with NI, the policy applicable to employees expressly states that the examples provided are illustrative only and that each employee should report any other circumstance which could be construed to interfere actually or potentially with loyalty to NI. Transactions involving potential conflicts of interests for employees are reviewed by NI’s CEO, who makes a determination as to whether there exists any conflict of interest or relationship which violates NI’s policies and the appropriate actions to take with respect to such relationship. NI’s General Counsel reports to the Audit Committee the conflict of interest reports received and acted upon by the CEO. In the event a report was received concerning a potential conflict of the CEO or a member of the Board of Directors, the Audit Committee would review such matter.

The written conflicts of interest policy applicable to all non-employee directors is substantially similar to the conflicts of interest policy applicable to NI employees, with the exception that every non-employee director is required to report potential conflict of interest situations to the Audit Committee, which is responsible for making the determination as to whether there exists any conflict of interest or relationship which violates such policy. If the Audit Committee determines that a conflict of interest exists, the non-employee director involved will be required to dispose of the conflicting interest to the satisfaction of the Audit Committee.

BOARD COMPENSATION

Determining Compensation for Non-Employee Directors in 2018

The Board of Directors, upon the recommendation of the Nomination and Governance Committee, sets non-employee director compensation with the goal of retaining NI’s directors and attracting qualified persons to serve as directors. In developing its recommendations, the Nomination and Governance Committee considers director compensation at comparable publicly-traded companies and aims to structure director compensation in a manner that is transparent and easy for stockholders to understand.

The compensation of non-employee directors for the fiscal year ended December 31, 2018 is set forth in the table below.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2018

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	All Other Compensation	Total
James J. Truchard (2)	$—	$—	$—	$—	$—
Jeffrey L. Kodosky (3)	—	—	—	—	—
Alexander M. Davern (4)	—	—	—	—	—
Charles J. Roesslein	90,000	175,130	—	—	265,130
Duy-Loan T. Le	91,414	175,130	—	—	266,544
John M. Berra	92,500	175,130	—	—	267,630
Michael E. McGrath	128,696	175,130	—	—	303,826
Gerhard P. Fettweis	72,500	175,130	—	—	247,630

(1)

Amounts represent the dollar amount recognized for financial statement reporting purposes for 2018 in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (“FASB ASC 718”). These dollar amounts reflect the aggregate grant date fair value for these stock awards and may not correspond to the actual value that will be recognized by the directors. The grant date fair value of each award is expensed monthly based on the estimated vesting period of the corresponding grant, which is 36 months. Grant date fair value is calculated using the closing price of the day immediately preceding the date of grant multiplied by the number of RSUs granted. On April 25, 2018, Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis were each granted 3,561 RSUs. The grant date fair value of each RSU grant was based on the April 24, 2018 closing price of $49.18 per share. The RSUs granted to Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis vest over a three-year period with 1/3rd of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year. As of December 31, 2018, Mr. Roesslein, Ms. Le, Mr. Berra, and Mr. McGrath each had 7,609 outstanding and unvested RSUs. As of December 31, 2018, Dr. Fettweis had 9,151 outstanding and unvested RSUs.

(2)

On September 19, 2018, Dr. Truchard informed the Board that he was resigning from the Board as of such date in consideration of the retirement policy provisions of our Corporate Governance Guidelines. Dr. Truchard’s decision was not the result of any disagreement with NI on any matter related to our operations, policies or practices. Dr. Truchard did not receive any compensation for his service as a director.

(3)

As an employee director, Mr. Kodosky does not receive any additional compensation for his service as a director. Mr. Kodosky is a Business and Technology Fellow, but not a named executive officer, as such term is defined under Item 402(a)(3) of Regulation S-K. Pursuant to SEC rules, the compensation that a director receives for services as a Business and Technology Fellow does not need to be reported in the table for Director Compensation.

(4)

As an employee director in 2018, Mr. Davern did not receive any additional compensation for his service as a director. His compensation as an NI named executive officer in 2018 is included in the Summary Compensation Table.

Discussion of Director Compensation

In 2018, the annual compensation for NI’s non-employee directors was comprised of cash compensation in the form of an annual retainer, committee chair retainer, committee membership retainer, lead independent director retainer and equity compensation in the form of RSUs. Each of these components is described below. An NI employee director does not receive any additional compensation for his service as a director. Thus, neither Mr. Davern nor Mr. Kodosky receives any compensation for his service as a director.

We last adjusted the cash compensation of our non-employee directors effective October 1, 2017 after consideration of data and advice provided by F.W. Cook, an independent compensation consultant. Based on data previously provided by F.W. Cook, which indicated that the compensation for our non-employee directors was at the lower end of the range of the comparable companies used for executive compensation purposes, non-employee director equity compensation was increased to $175,000 per year on April 25, 2018.

Annual Board/Committee Retainer Fees

For 2018, our non-employee directors received cash compensation, payable quarterly, for membership on the board of directors and committees, committee chair positions, the lead independent director position and the independent board chair position. Specifically, non-employee directors receive an annual cash retainer of $60,000 per year, plus $10,000 per year for membership on the Audit Committee, $7,500 per year for membership on the Compensation Committee, and $5,000 per year for membership on the Nomination and Governance Committee. In addition, the chairpersons of the Audit Committee, Compensation Committee and Nomination and Governance Committee receive an additional $25,000, $20,000 and $15,000 per year, respectively, and the Lead Independent Director receives an additional $25,000 per year.

In September 2018, the Board appointed NI’s first Independent Board Chair. In October 2018, after consideration of data provided by Compensia, an independent compensation consultant, the Board approved an annual cash retainer of $100,000 per year for the Independent Board Chair effective September 19, 2018. In light of the appointment of an Independent Board Chair, NI no longer has a Lead Independent Director.

The Board in its discretion may pay an overnight meeting fee or special meeting fee for extended meetings, not to exceed $2,000 per day. An NI employee director does not receive any additional compensation for service as a director.

Non-Employee Director Reimbursement Practice

Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board service.

Restricted Stock Unit Awards

Under NI’s applicable Incentive Plan, non-employee directors are eligible to receive RSU grants. Specifically, each non-employee director receives an annual grant of RSUs equal to $175,000 divided by the closing price of NI’s common stock on the day immediately preceding the date of grant. Under the 2015 Incentive Plan, in 2018, Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis were each granted 3,561 RSUs based on NI’s closing stock price of $49.18 per share on April 24, 2018. The RSUs granted to Mr. Roesslein, Ms. Le, Mr. Berra, Mr. McGrath, and Dr. Fettweis vest over a three-year period with one-third of the RSUs vesting on each anniversary of the vesting commencement date, which is May 1 of each year.

EXECUTIVE OFFICERS

The following table sets forth information concerning the persons serving as executive officers of NI as of the Record Date, including information as to each executive officer’s age, position with NI and business experience. Officers of NI serve at the discretion of the Board.

Name of Executive Officer	Age	Position
Alexander M. Davern	52	Chief Executive Officer
Eric H. Starkloff	44	President and Chief Operating Officer
Karen M. Rapp	51	Executive Vice President, Chief Financial Officer and Treasurer
Scott A. Rust	52	Senior Vice President, Global Product Research & Development
John C. Roiko	61	Vice President, Finance and Chief Accounting Officer

See “Proposal One: Election of Directors” for additional information with respect to Mr. Davern.

Eric H. Starkloff joined NI in July 1997 and has served as President and Chief Operating Officer since October 2018. He previously served as Executive Vice President, Global Sales and Marketing from February 2014 to October 2018; Senior Vice President of Marketing from April 2013 to January 2014; Vice President of Marketing from November 2010 to March 2013; as Vice President of Product Marketing from October 2008 to October 2010; as Director of Product Marketing from August 2004 to September 2008; and as Product Marketing Manager from January 1998 to July 2004. Mr. Starkloff received his bachelor’s degree in Electrical Engineering from the University of Virginia.

Karen M. Rapp joined NI in May 2017 and has served as Executive Vice President, Chief Financial Officer and Treasurer since that time. Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. (“NXP”), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor in December 2015. Ms. Rapp previously served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in Finance from Northern Illinois University and a master’s degree in Business Administration from the University of Texas at Austin. Ms. Rapp is currently a director of Plexus Corp., a publicly traded company.

Scott A. Rust joined NI in 1990 and has served as Senior Vice President, Global Product Research and Development since January 2019. He previously served as Senior Vice President, Global Research and Development from January 2014 to January 2019; as NI’s Vice President of Research and Development Test Systems from July 2013 to January 2014; as NI’s Vice President of Research and Development in Penang, Malaysia from January 2011 to July 2013; as Vice President of Research and Development of Modular Instruments from October 2008 to December 2010; as Director of Modular Instruments from March 2003 to September 2008; as Software Section Manager from October 2000 to March 2003; as Group Manager from October 1996 to October 2000; as Marketing Manager of Test and Measurement Software from August 1991 to September 1996; and as Applications Engineer from June 1990 to July 1991. Mr. Rust received his bachelor’s degree in Electrical Engineering from Texas A&M University.

John C. Roiko joined NI in 1998 and has served as Vice President, Finance and Chief Accounting Officer since May 2017. From January to May 2017, he served as Interim Chief Financial Officer. He formerly served as Vice President of Finance from October 2008 to December 2016 and as worldwide Corporate Controller from March 1998 to September 2008. Prior to joining NI, Mr. Roiko worked as a product line controller for the defense division at Honeywell before moving to Emerson Process Management as the North Americas accounting manager. Mr. Roiko then pursued start-up opportunities as the Chief Financial Officer for Columbia Scientific and director of accounting for Arrowsmith Technologies. Mr. Roiko holds a bachelor’s degree in Finance with a minor in Accounting from St. Cloud State University and a master’s degree from Minnesota State University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers” or “NEOs”). The following discussion and analysis should be read in conjunction with the compensation tables contained elsewhere in this Proxy Statement. For 2018, our Named Executive Officers were:

•	Alexander M. Davern, Chief Executive Officer;

•	Eric H. Starkloff, President and Chief Operating Officer;

•	Karen M. Rapp, Executive Vice President, Chief Financial Officer and Treasurer;

•	Scott A. Rust, Senior Vice President, Global Product Research and Development; and

•	John C. Roiko, Vice President, Finance and Chief Accounting Officer.

Executive Officer Change during 2018

Mr. Starkloff was appointed as our President and Chief Operating Officer effective October 23, 2018. Prior to his promotion, Mr. Starkloff had served as our Executive Vice President, Global Sales and Marketing since January 2014 and as our Senior Vice President, Marketing, from April 2013 to January 2014. Mr. Starkloff also previously served in the roles of Vice President, Marketing, Vice President, Product Marketing, Director of Product Marketing, Product Marketing Manager, and Applications Engineer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers, in 2018, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

For over 40 years, NI has enabled engineers and scientists around the world to accelerate productivity, innovation and discovery. Our software-centric platform provides an advanced approach through integration of software and modular hardware to create automated test and automated measurement systems. We believe our long-term track record for innovation and our differentiated platform helps support the success of our customers, employees, suppliers, and stockholders.

Say-on-Pay Vote and Introduction of Performance-Based Restricted Stock Unit Awards

We view the stockholder advisory vote on named executive officer compensation (the so-called “Say-on-Pay”) as an opportunity to receive feedback from our stockholders about our executive compensation program. In addition, prior to our Annual Meeting of Stockholders we reach out to our major stockholders to engage with them on their views and concerns about our executive compensation policies and practices. Prior to our 2018 Annual Meeting of Stockholders, we engaged with several of our stockholders and specifically requested feedback on our executive compensation program. Specific to executive compensation, the feedback received was focused on three areas: (i) our CEO pay relative to total stockholder return, (ii) that our long-term incentive (“LTI”) program for our NEOs did not include performance-based RSUs, but instead only time-based RSUs, and (iii) a lack of transparency about our Annual Incentive Program (“AIP”) bonus goals. We listened to this feedback and have attempted to address all three concerns.

At our 2018 Annual Meeting of Stockholders, approximately 58% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of our Named Executive Officers. While this represented more than majority support of the proposal, our Board of Directors recognized that these results were less than what it considered to be satisfactory, particularly in light of the fact that approximately 99% of the votes cast on our 2017 Say-on-Pay proposal were voted in favor of our Named Executive Officers’ compensation. When considering the compensation trend of our CEO over the past several years, we note that our former CEO, Dr. James J. Truchard, was a founder and major stockholder of NI and, at his request, he received a nominal base salary of $1.00 and did not participate in our bonus plans or receive equity awards. When Alex Davern became CEO on January 1, 2017, we moved to a market-based approach to compensating our CEO. Mr. Davern’s compensation since becoming CEO is set forth in the Summary Compensation Table of this Proxy Statement. Since our former CEO was not paid any base salary, bonus or equity, we only have two years (i.e., 2017 and 2018) of meaningful compensation data for the CEO position.

In response to the stockholder feedback received in connection with our 2018 Annual Meeting of Stockholders, the Compensation Committee determined that we should add performance-based equity awards to our LTI compensation program. Accordingly, the Compensation Committee approved the introduction of performance-based restricted stock unit (“PRSU”) awards to be granted to our Named Executive Officers, beginning in January 2019. These PRSU awards represented 50% of the equity award value granted to our Named Executive Officers, with the other 50% of their award value consisting of time-based restricted stock unit (“RSU”) awards. In addition, based on stockholder feedback, we have included additional information in this Compensation Discussion and Analysis regarding the performance goals and calculation of the payouts under our AIP for executive officers for 2018.

The PRSU awards may be earned based on our total stockholder return (“TSR”) compared to the TSR of the Russell 2000 Index (the “Index”) over a three-year performance period commencing on January 1, 2019 and ending on December 31, 2021 (using the average daily closing price over a 30-day lookback in each case). The number of shares of NI common stock subject to the awards will be earned from 0% to 200% of the target award based on our TSR compared to the Index as follows:

Payout Level	TSR Percentile Rank Against the Russell 2000 Index	Payout Percentage of Target Number of Shares
Maximum	≥80th Percentile	200%
Stretch	65th Percentile	150%
Target	55th Percentile	100%
Threshold	25th Percentile	50%
None	<25th Percentile	0%

We believe that our use of performance-based LTI compensation is important to strengthen the alignment of our executive officers’ compensation to stockholder value creation, as well as driving the achievement of NI’s financial and operational goals. In light of this belief, in January 2019, the

Compensation Committee granted PRSU awards and time-based RSU awards to our Named Executive Officers in the amounts set forth in the following table:

Named Executive Officer	Target PRSUs	RSUs
Alexander M. Davern	53,000	53,000
Eric H. Starkloff	16,625	16,625
Karen M. Rapp	13,006	13,006
Scott A. Rust	8,482	8,482
John C. Roiko	1,696	1,696

The overall LTI equity award value for our CEO and our other NEOs was determined after consideration of multiple factors as described in the “Compensation Discussion and Analysis—Compensation-Setting Process” section of this Proxy Statement. Such factors include a competitive market assessment, the current retention incentive for each executive officer as determined by his or her current unvested equity holdings, and the amount of non-equity incentive plan compensation received by him or her. As indicated in the above table, the LTI award value in 2019 will be provided 50% in time-based RSUs and 50% in performance-based RSUs. As a result of the introduction of performance-based RSUs for 2019, the proportion of time-based RSUs as a percentage of total RSUs granted has been scaled back significantly relative to prior years.

One of the key tenets of our executive compensation program is to align the design of the program with the interests of our stockholders. Going forward, we will continue to carefully consider the views and concerns of our stockholders regarding our executive compensation program. Our stockholders are invited to express their views to the Compensation Committee as described under “Corporate Governance—Communications to the Board of Directors” in this Proxy Statement.

Stockholder Engagement Program

NI values governance outreach as a way to keep a pulse on the topics which are most important to our stockholders. Previous outreach efforts included requests for calls to NI’s top 25 institutional stockholders. As a result of this outreach, we successfully secured calls with 12 of our top 25 institutional stockholders in April 2018. Topics covered in these outreach discussions included the:

•	recommendation of the use of relative metrics such as TSR compared against an industry benchmark;

•	identification of a preference for performance-driven RSU grants over time-based awards;

•	desire to see AIP metrics for executive officers;

•	appreciation for focus on revenue growth, operating margin targets and retention;

•	acknowledgment of the need for a competitive compensation package for our CEO compared to the $1.00 annual salary paid to NI’s previous CEO and co-founder;

•	observation that the average tenure of NI’s board was on the high end; and

•	shared desire to see more diversity on the board, but also recognition of the limited pool of candidates and the difficulty in attracting diverse candidates to a mid-size public company board.

Based on feedback from the stockholder engagement program, as noted above, we introduced PRSUs and we have also included additional information in this Compensation Discussion and Analysis regarding the performance goals and calculation of the payouts under our AIP for executive officers for 2018.

In recognition of the value of our stockholder outreach program, we have continued our outreach efforts in early 2019 to engage in a dialogue regarding recent changes to our bylaws to allow for proxy access beginning in 2020 and changes to our executive compensation methodology where many of the recommendations from our prior outreach were implemented for 2019. In addition, effective March 2019, we will have two new independent board members with experience that maps closely to our corporate strategy. The addition of two new directors will also significantly reduce the average tenure of our Board members. We have described our Board search process (including the specific objective of identifying highly qualified diverse candidates) as a part of our outreach discussions and we will continue to focus on the diversity of our Board in the future.

We plan to continue to enhance our outreach program to drive consistent engagement and to listen and learn from our stockholders while forming strong relationships in the process.

Business Highlights

During 2018, we achieved record revenue and record operating income as illustrated in the charts below. We also achieved a number of other important financial and operational results as described below. We believe these achievements reflect the value that our platform-based approach provides to our customers and our execution on our commitment to financial and operational excellence.

2018|Record Revenue 2018|Record Operating Income

In 2018, we achieved the following important financial and operational results:

•	Revenue: We reported record net sales of $1.359 billion, up more than 5% from the prior year. Since 2016, annual revenue has increased by $131 million, a compounded annual growth rate of 5%.

•	Financial Discipline: We reported record operating income of $173 million in 2018, up 19% from the prior year and up 44% over two years.

•

Cash Generation:    We generated record annual cash flow from operations of $275 million, a year-over-year increase of 22%. As of December 31, 2018, we held $531 million in cash and short-term investments.

•

Capital Deployment:    We paid $122 million in dividends to our stockholders. Our strategies for capital deployment remain the same: payment of our quarterly dividend, opportunistic share repurchases and acquisitions of strategic accelerators.

•	Flagship Software: We continued to introduce key features into LabVIEW NXG, the next generation of our flagship software platform.

•

Product Portfolio:    We continued to sharpen our focus on system-level automated test and automated measurement offerings in key growth areas, including semiconductor, transportation, and aerospace, defense, and government.

Executive Compensation Highlights

For 2018, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•	Base Salary — Approved annual base salary increases ranging from 3.5% to 9.96%, including a base salary increase of 3.6% for our CEO.

•

Annual Cash Bonuses under Annual Incentive Program — Approved target incentive bonus opportunities for our NEOs under our AIP ranging from 20% to 80% of their 2018 annual base salary, and approved payment of an annual cash bonus for our CEO in the amount of $551,003, equal to 95% of his target annual cash bonus opportunity.

•

Annual Cash Bonuses under Annual Performance Bonus Program — Approved annual cash bonus payments pursuant to our Annual Performance Bonus Program in amounts ranging from $18,584 to $48,581, including an annual cash bonus payment for our CEO in the amount of $48,581.

•

Long-Term Incentive Compensation — Granted LTI compensation opportunities in the form of time-based RSU awards that may be settled for shares of our common stock, in amounts ranging from target levels of approximately $149,704 to approximately $2,213,100, including an RSU award for our CEO with an aggregate target value of approximately $2,213,100.

•	Promotion of Mr. Starkloff — Established the following compensation arrangements for Mr. Starkloff in connection with his appointment as our President and Chief Operating Officer in October 2018:

•	an annual base salary of $525,000;

•	a target incentive bonus opportunity under our AIP equal to 70% of his annual base salary; and

•	a time-based RSU award for 25,000 shares of NI common stock, all of which will vest on May 1, 2020, subject to his continued employment on such vesting date.

In establishing these compensation arrangements, the Compensation Committee took into consideration Mr. Starkloff’s experience and skills as well as the competitive market for similar positions at other comparable companies based on a review of compensation survey data.

Pay-for-Performance Discussion

Our 2018 executive compensation program, which consisted of base salary, an annual cash bonus opportunity under our AIP, an annual cash bonus opportunity under our Annual Performance Bonus program, LTI compensation in the form of equity awards, and other benefits, was closely linked to stockholder value creation through the achievement of our short-term and long-term financial, operational and strategic objectives.

The 2018 pay mix for our CEO and our other Named Executive Officers was predominantly variable or “at risk.” As the following charts illustrate, for 2018, 80% of our CEO’s target total direct compensation (defined as the sum of his 2018 base salary, target AIP bonus opportunity, target Annual Performance Bonus Program opportunity, and the intended target value of his equity awards) and 73% of the average target total direct compensation of our other Named Executive Officers’ was delivered in the form of variable or “at risk” compensation.

Other NEO Pay Mix	CEO Pay Mix

Further, LTI compensation in the form of equity awards represented 59% of our CEO’s target total direct compensation and 53% of the average target total direct compensation of our other Named Executive Officers.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

•

Retain an Independent Compensation Advisor.    The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management.

•	Annual Executive Compensation Review. At least once a year, the Compensation Committee conducts a review of our executive compensation strategy.

•

Compensation At-Risk.    Our executive compensation program is designed so that a significant portion of our executive officer’s compensation is “at risk” based on corporate performance, because it is equity-based, to align the interests of our executive officers and stockholders.

•

Annual Compensation-Related Risk Assessment.    We consider our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on NI.

•

Stock Ownership Policy.    We have adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

What We Do Not Do

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.

•

No Special Retirement Plans.    We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•

No Short Selling, Hedging or Derivatives Transactions.    We have a policy which prohibits our executive officers from short selling or trading in derivatives of our securities, holding our securities in margin accounts, or engaging in hedging or similar transactions with respect to our securities.

•

No Excise Tax Payments on Future Post-Employment Compensation Arrangements.    We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon certain terminations or a change in control of NI.

•

No Special Welfare or Health Benefits.    We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs and an annual physical.

•	No Special Perquisites. We do not provide significant perquisites or other personal benefits to our executive officers.

Compensation Philosophy and Objectives

Our executive compensation philosophy is based on the concept of pay for performance and aligned to the following primary goals:

•	Our compensation practices are designed to support the interests of our stockholders.

•	Achieving financial goals and other operational targets are the basis for measuring performance.

•

Sufficient upside, in the form of the potential to earn more than the target amount, and downside, in the form of risk of not earning the full target amount, is built in to deliver appropriate rewards based on results.

Based on this philosophy, our executive compensation program is guided by the following overarching principles:

•

Business Driven:    Compensation should be aligned to our performance by linking rewards directly to the achievement of specific financial, operational and strategic objectives that are expected to lead to increased stockholder value and executive retention and engagement.

•

Performance Differentiated:    Compensation should be structured to create an effective link between pay and performance at both the corporate and individual level so that the contributions of our executives are valued and rewarded.

•

Market Competitive:    Compensation should be competitive to attract, retain and motivate the senior leadership needed to achieve our Core Strategic Vision, which is to be the leader in software-defined automated test and automated measurement systems.

•

Our overall amount of equity awards should be related to our revenue growth:    We believe that our use of equity awards must be sensitive to the dilutive impact that such equity compensation will have on our stockholders. As a result, the overall amount of equity awards for each year is linked to our revenue growth.

We also maintain a strong focus on leadership development and retention, and as such, our executive compensation program is designed to ensure that we retain the talent required to execute our business strategy. The compensation actions and decisions for our Named Executive Officers support our talent retention objectives by considering individual contributions to our performance, long-term potential and holding power and organizational succession plans.

We regularly assess and adjust our executive compensation program, policies and practices in light of these overarching principles and, in doing so, consider feedback obtained through our stockholder engagement efforts.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our Named Executive Officers, subject to any approval of our Board of Directors that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or Nasdaq rules. Specifically, the Compensation Committee oversees our executive compensation plans, administers our equity compensation plans and reviews and approves the compensation of our executive officers. With respect to the compensation of the CEO, the Compensation Committee recommends such compensation to the independent directors of the Board of Directors who also separately approve it.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is posted on the investor relations section of our website located at http://www.ni.com/pdf/nati/us/comp_charter.pdf.

As described in greater detail in the next section, the Compensation Committee considers both NI performance and individual performance when determining the overall compensation levels for our Named Executive Officers, as well as the individual elements of compensation. For example, in determining increases in base salary and LTI compensation opportunities, the Compensation Committee takes into consideration, among other things, the prior individual performance of an executive officer, as well as NI’s performance. Similarly, the AIP is designed to incent our executive officers to achieve our business objectives, as well as individual performance goals, as set forth in our annual operating plan. For other compensation elements, such as the Annual Performance Bonus Program, NI’s performance as a whole is determinative of the amounts payable to participants. The Compensation Committee believes that the various elements of executive compensation should work together to promote our objective that total compensation should be related both to company and individual performance.

Setting Total Direct Compensation

The Compensation Committee does not establish a specific target for the total direct compensation opportunity of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the Compensation Committee relies primarily on its general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

•

the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;

•	the business risk presented to us in the event the executive officer were to leave our employ;

•	our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;

•	general compensation trends and practices in the technology industry;

•

the compensation practices of comparable companies, including our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data conducted by our independent compensation advisors as well as our in-house compensation experts; and

•	the recommendations of our CEO with respect to the compensation of our executive officers (other than the CEO).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of NI, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these decisions.

Role of Management

In establishing our executive compensation program, the Compensation Committee works closely with our senior management, including our CEO and Vice President of Global Human Resources. In 2018, the Compensation Committee obtained input from our CEO when discussing the performance of, and compensation levels for our executive officers (other than himself). The Compensation Committee also worked closely with our CEO and Vice President of Global Human Resources and others, as required, in evaluating the financial, accounting, tax, talent management/succession planning and retention implications of our executive compensation program and its various elements. Neither our CEO nor any of our other executive officers are present when their own compensation is being discussed by the Compensation Committee.

Role of Compensation Consultant

Historically, the Compensation Committee determined to engage an independent compensation consultant every three years. Accordingly, the Compensation Committee engaged F. W. Cook as an independent consultant for 2011, 2014, and 2017 compensation purposes.

In 2017, F.W. Cook reviewed our overall executive compensation structure and performed an analysis and assessment of our compensation processes, methodologies and practices to evaluate their effectiveness and alignment with our compensation philosophy and objectives. As part of its analysis, F.W. Cook reviewed compensation trends and developments, compensation levels for a number of companies that were comparable to NI in terms of market capitalization, revenue size and number of employees (including the Radford data used by NI in prior years as described below), NI executive compensation levels and certain disclosure and regulatory requirements. F.W. Cook also proposed the compensation peer group of 15 companies that was approved by the Compensation Committee in February 2017.

Following the results of our Say-on-Pay vote in 2018, the Compensation Committee reevaluated our compensation consulting relationship and, after considering several leading advisors, in June 2018 the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters. Initially, at the direction of the Compensation Committee, Compensia performed a comprehensive review of our executive compensation program in October 2018. In addition to the foregoing, Compensia provided the following for the Compensation Committee during 2018:

•	a review, analysis and modeling of various performance-based LTI compensation vehicles;

•

certain benchmark data with respect to filling the position of Chief Operating Officer of the Company, which the Compensation Committee considered in connection with the promotion of Eric Starkloff to President and Chief Operating Officer; and

•	assistance with the Proxy Statement disclosure in this Proxy Statement.

The Compensation Committee has evaluated its relationships with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2018. Based on this review, as well as consideration of the factors affecting independence set forth in the listing standards of the NASDAQ Stock Market and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised and Compensia met the independence requirements of such rules. Compensia has not provided any other services to NI.

Competitive Positioning

In making its compensation decisions for 2018, the Compensation Committee used industry specific compensation data drawn from the most recent Radford Global Technology Survey. The Radford data was derived from two data screens. The first screen was based on executive compensation information of publicly-traded companies in the technology sector with annual revenues ranging from $1 billion to $3 billion and the second screen was based on the executive compensation information for a select group of 15 peer companies, 14 of which participate in the Radford Global Technology Survey. These peer companies are as follows:

Company Name	Annual Revenue (in millions)	Market Capitalization (in millions)
ANSYS	$1,167	$15,501
Cadence Design Systems	$2,023	$13,021
Cirrus Logic	$1,466	$2,533
Cognex	$821	$9,426
Cypress Semiconductor	$2,408	$5,725
Keysight Technologies	$3,709	$12,163
MKS Instruments	$2,125	$4,723
MTS Systems	$782	$963
OSI Systems	$1,089	$1,384
PTC	$1,236	$11,684
Silicon Laboratories	$822	$4,121
Synopsys	$3,023	$14,906
Teledyne Technologies	$2,795	$8,677
Teradyne	$1,997	$7,329
Trimble	$2,906	$10,637
Financial data per S&P Research Insight as of 10/01/18

The Compensation Committee used the specific compensation data obtained from Radford and the publicly disclosed compensation data of the 15 peer companies to assess the reasonableness and competitiveness of the compensation packages as a whole for our executive officers, but exercised its judgment in allocating compensation among our executive officers and among the various elements of each individual executive officer’s total compensation package.

The Compensation Committee believes that total compensation at or around the 50th percentile of the competitive market (based on the compensation data evaluated) is the appropriate reference when determining the compensation of our Named Executive Officers. Though the Compensation Committee uses such 50th percentile as a reference point, it does not target a specific percentile in the range of comparative information for each individual executive officer or for each element of compensation. Instead, the Compensation Committee structures the total compensation package for each executive officer after consideration of the comparative market data and the other factors described in “Compensation-Setting Process—Setting Total Direct Compensation” above.

Elements of Executive Compensation

The principal elements of our executive compensation program for 2018 were as follows:

•	Base salary;

•	the AIP;

•	the Annual Performance Bonus Program; and

•	LTI compensation in the form of equity awards.

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. We use base salary to provide each executive officer with a competitive level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, external market data, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions. The Compensation Committee does not use a specific formula, but instead the committee members exercise their judgment in view of our compensation philosophy and objectives.

In January 2018, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by management and the recommendations of our CEO, as well as the other factors described in “Compensation Discussion and Analysis—Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for each of our Named Executive Officers as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary (1)		Percentage Adjustment
Alexander M. Davern	$700,000	$725,004		3.57%
Eric H. Starkloff	$400,000	$437,500	(2)	9.96%
Karen M. Rapp	$375,000	$393,750		5.00%
Scott A. Rust	$355,000	$370,620		4.40%
John C. Roiko	$268,000	$277,380		3.50%

(1)	Reflects the annual salary approved by our Board of Directors. Annual base salary adjustments, if any, are generally effective January 1, 2018.

(2)	Mr. Starkloff’s 2018 annual base salary of $420,000 was increased to $525,000 in connection with his promotion to President and Chief Operating Officer on October 23, 2018.

The actual base salaries paid to our Named Executive Officers in 2018 are set forth in the “2018 Summary Compensation Table” below.

Annual Incentive Plan

Under our AIP, incentive bonuses may be earned by our Named Executive Officers, based upon the achievement of corporate performance objectives and individual performance criteria. The AIP is intended to increase stockholder value and promote our success by providing incentive and reward for the accomplishment of key financial and operational objectives by our executive officers.

Under the AIP, each of our executive officers is eligible to receive an incentive bonus opportunity (which is expressed as a percentage of the executive officer’s annual base salary as determined by the Compensation Committee) and to earn a bonus payment based upon the attainment of corporate and individual performance objectives approved in accordance with the AIP. For the purposes of the AIP, the base salary amount to be used to set the target incentive bonus opportunity is determined by the Compensation Committee at the time the performance goals for that year’s plan are approved.

Under the AIP, the actual bonus payment that may be earned by an executive officer may be more or less than the target incentive bonus opportunity based on the nature of the performance objectives, the actual performance of him or her measured against such objectives and the discretion of the Compensation Committee.

Typically, three to five performance objectives are selected for each executive officer that are intended to reward achievements in his or her functional area or which represent our corporate business goals for the year. The performance objectives for our executive officers are determined by our CEO after consultation with each executive officer and then presented by our CEO for approval by the Compensation Committee, except that the performance objectives for our CEO are selected by the Compensation Committee. The amount of the bonus for an executive officer which is allocated to each specific objective is approved each year by the Compensation Committee. For purposes of the AIP, the performance objectives selected for our Named Executive Officers involved revenue growth, non-GAAP operating margin, key employee retention and operating expenses. The range of payouts under the AIP is 0% to 200% with a 50% payout if the minimum target of a particular goal is achieved. The weighting and performance levels for each of these objectives in 2018 were as follows:

Performance Goal	Weighting	50%	75%	100%	125%	150%	175%	200%	2018 Actual	2018 Goal Payout
Revenue Growth	50% for Davern, Starkloff and Rust; 40% for Rapp and Roiko	4.0%	5.0%	6.0%	7.0%	8.0%	9.0%	10.0%	5.40%	75%

Non-GAAP Operating Margin	40%	17.0%	17.4%	17.6%	17.9%	18.2%	18.5%	18.8%	17.9%	125%

Key Employee Retention	10%	95%	95.5%	96%	96.5%	97%	97.5%	98%	95.60%	75%

Operating Expense Budget	10% for Rapp and Roiko			$803 million						75%

With respect to our Named Executive Officers, following the end of the fiscal year, the Compensation Committee met to determine whether the performance objectives of each Named Executive Officer had been attained and then approved the payment of the annual incentive bonus based upon the achievement level of such objectives, subject to the discretion of the Compensation Committee. Under the AIP, the Compensation Committee reserved the discretion to pay all or only a portion of an annual incentive bonus to an executive officer even if he or she did not meet a particular objective if the Compensation Committee believes that such payment was appropriate to achieve the objectives of the plan. However, for 2018 no discretion was exercised by the Compensation Committee with respect to the payment of annual incentive bonuses to our Named Executive Officers for achievement of their performance objectives and all payouts were based solely upon company results.

For 2018, the target AIP bonuses and the amount of AIP bonuses paid for our Named Executive Officers were as follows:

Named Executive Officer	Target AIP Bonus (as a percentage of base salary)		Amount of AIP Bonus Paid
Alexander M. Davern	80%		$551,003
Eric H. Starkloff	50	% (1)	$199,500
Karen M. Rapp	40%		$149,625
Scott A. Rust	40%		$140,836
John C. Roiko	20%		$52,702

(1)	Mr. Starkloff’s target incentive bonus opportunity was increased to 70% of his annual base salary in connection with his promotion to President and Chief Operating Officer in October 2018.

Annual Performance Bonus Program

We maintain an Annual Performance Bonus Program under which substantially all of our regular full-time and part-time employees, including our executive officers, participate. To receive a payment under the Annual Performance Bonus Program, we must achieve pre-established target levels for revenue growth and profitability that are set at the beginning of the year. For 2018, these target levels were year-over-year organic revenue growth of 20% and non-GAAP operating income as a percentage of revenue of 18%.

Payments under the Annual Performance Bonus Program are based on a bonus payment percentage multiplied by a participant’s eligible earnings. For 2018:

•	“Eligible earnings” included base salary, overtime pay and commissions, but excluded bonuses, equity awards, relocation payments and previous cash performance bonus payments; and

•

The “bonus payment percentage” for our executive officers was determined by multiplying 25% by: (i) our year over year organic revenue growth bonus percentage divided by the target revenue growth of 20% and (ii) our non-GAAP operating income as a percentage of revenue (limited by a cap) divided by the target non-GAAP operating income of 18%. Expressed as a formula, the bonus payment percentage for our Named Executive Officers, was as follows:

Calendar Year Organic Revenue Growth	X	Calendar Year Non-GAAP Operating Income% (not to exceed 20% for payout purposes)	X	25%	=	Bonus Payment Percentage
20%		18%

For 2018, our organic revenue growth was 5.4% and our non-GAAP operating income as a percentage of revenue was 17.9%. In accordance with the foregoing formula, our Named Executive Officers received individual payments under the Annual Performance Bonus Program as follows:

Named Executive Officer	Annual Performance Bonus Program Payment ($)
Alexander M. Davern	$48,581
Eric H. Starkloff	$29,313
Karen M. Rapp	$26,381
Scott A. Rust	$24,832
John C. Roiko	$18,584

Amounts payable under the Annual Performance Bonus Program are customarily made in two payments, one in the fourth quarter of the year and the other upon completion of the annual financial statement audit in the first quarter of the following year.

The cash bonus payments made to our Named Executive Officers for 2018 are set forth in the “2018 Summary Compensation Table” below.

Long-Term Incentive Compensation

We believe that LTI compensation in the form of equity awards is a critical element of our executive compensation program. The equity awards provide strong alignment between the interests of our executive officers and our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

LTI compensation opportunities in the form of equity awards are granted by the Compensation Committee, typically at a meeting of the Compensation Committee held during the second quarter of the year. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Compensation Discussion and Analysis – Compensation-Setting Process” above, the current holding power on each executive officer as determined by his or her current unvested equity holdings, and the non-equity incentive plan compensation received by him or her. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities within a competitive range of the market median relative to our compensation peer group and Radford survey data for similar roles and positions for each of our executive officers, taking into consideration business results, compensation relative to other executives, experience and individual performance.

In April 2018, the Compensation Committee determined that the equity awards to be granted to our Named Executive Officers, should be in the form of time-based RSU awards for shares of NI common stock. The Compensation Committee approved the following RSU awards for our Named Executive Officers in April 2018:

Named Executive Officer	Time-Based Restricted Stock Unit Awards (number of shares)	Time-Based Restricted Stock Unit Awards (grant date fair value)
Alexander M. Davern	45,000	$2,213,100
Eric H. Starkloff	21,740	$1,069,173
Karen M. Rapp	20,000	$983,600
Scott A. Rust	16,305	$801,880
John C. Roiko	3,044	$149,704

The time-based RSU awards vest in equal annual installments over a four-year period, with the first installment vesting on the first anniversary of the date of grant, contingent upon an executive officer remaining continuously employed by us through each applicable vesting date.

The metrics used to determine AIP bonuses were designed to be different from the formula used to determine performance-based RSU grants under the LTI program in order to reduce duplication and to differentiate incentive metrics between short-term and long-term goals. The equity awards granted to our Named Executive Officers in 2018 are set forth in the 2018 “Summary Compensation Table” and the 2018 “Grants of Plan-Based Awards” table below.

Health and Other Benefits

Our Named Executive Officers are eligible to receive an annual physical as well as the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include flexible spending accounts, medical, dental and vision benefits, business travel insurance, employee assistance program, basic life insurance benefits, accidental death and dismemberment insurance policies, short-term and long-term disability insurance, commuter benefits and reimbursement for mobile phone coverage. In structuring these programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies, compliant with applicable laws and affordable to employees.

We maintain a tax-qualified Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. In 2018, we made matching contributions under the Section 401(k) Plan in an amount equal to 50% of the amount of the employee’s contribution up to 8% of the employee’s eligible compensation. All participants’ interests in the matching contributions vest immediately from the time of contribution. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the Section 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the Section 401(k) Plan, and all contributions are deductible by us when made.

We also maintain an employee stock purchase plan (the “ESPP”). The ESPP is generally intended to qualify as a tax-favored employee stock purchase plan under Section 423 of the Code. The ESPP permits eligible employees to purchase shares of NI common stock at a 15% discount to the market price. Under this plan, a participant can invest a maximum amount equal to 15% of eligible compensation, provided that such amount cannot exceed $25,000 in any year.

In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers. During 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements and Post-Employment Compensation

We have entered into a written employment agreement with our CEO and have written employment offer letters with certain of our other Named Executive Officers. In filling each of our executive positions, we recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, in formulating these compensation packages, we were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. Each of these arrangements provides for “at will” employment.

The terms and conditions of employment of Mr. Davern and Mr. Starkloff as set forth in their written employment agreement or offer letters, also contain post-employment compensation arrangements that provide them with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of NI. We do not have specific post-employment compensation arrangements in place with any of our other Named Executive Officers. However, the terms of Ms. Rapp’s and Mr. Rust’s employment provide for acceleration of certain RSUs in the event of their terminations under certain circumstances. Each of our Named Executive Officers have PRSUs under our 2015 Incentive Plan with special vesting terms upon a change in control as further described below. For detailed descriptions of the employment arrangements we maintained with our Named Executive Officers for 2018 as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments Upon Termination or Change of Control” below.

We believe that these protections were necessary to induce these individuals to accept their positions. We also believe that these arrangements help maintain their continued focus and dedication to their assigned duties to maximize stockholder value. The Board considered the recommendation of the Compensation Committee and reviewed the proposed terms of these arrangements and deemed it to be in the best interests of NI and its stockholders to approve the terms of such arrangements.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of NI and have no such obligations in place with respect to any of our Named Executive Officers.

In addition, our equity compensation plans provide for the acceleration of vesting of outstanding and unvested equity awards in certain circumstances. Specifically, the 2005 Incentive Plan and the 2010 Incentive Plan provide that in the event of a change of control of NI, all outstanding and unvested RSU awards held by our employees, including our Named Executive Officers, will immediately vest in full. Further, under the 2015 Incentive Plan, in the event of a change in control of NI, all outstanding and unvested equity awards will be treated as determined by the plan administrator, including that each award be assumed or substituted by the successor corporation; provided, however, that, in the event the successor corporation does not assume or substitute for the awards, the restriction period of any award of restricted stock or RSU award will immediately be accelerated and the restrictions will expire.

Notwithstanding the provisions of the 2015 Incentive Plan, with respect to PRSUs, if a change of control occurs before the last day of the performance period, rather than vesting based on the Company’s TSR relative to the Index during the performance period, the number of PRSUs eligible to vest will equal 100% of the target number of PRSUs. The number of PRSUs so determined will be scheduled to vest in equal monthly installments following the change of control over the remainder of the original performance period. Following any assumption or substitution of such awards, if the employment of an employee is terminated without “cause” (as defined in the 2015 Incentive Plan) within 24 months following the change in control of NI, then the vesting of such employee’s award will immediately accelerate and the restricted stock, RSU and PRSU awards will immediately become fully vested.

Other Compensation Policies

Equity Award Grant Policy

We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. In addition, we do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of our executive compensation.

Stock Ownership Policy

We encourage our executive officers to hold a significant equity interest in NI. Our Board of Directors adopted a Stock Ownership Policy effective December 31, 2017 to further align the interests of our executive officers and the non-employee members of our Board of Directors with the interests of our stockholders and to promote our commitment to good corporate governance. The guidelines established under this policy are intended to take into account an individual’s needs for portfolio diversification, while maintaining an ownership interest at levels sufficient to assure our stockholders of our management and Board of Directors’ commitment to long-term value creation.

Under our Stock Ownership Policy:

•	our CEO is required to hold shares of NI common stock having a value equal to at least three times his annual base salary;

•	our other executive officers are required to hold shares of NI common stock having a value equal to at least two times his or her annual base salary: and

•

the non-employee members of our Board of Directors are required to hold shares of NI common stock having a value equal to at least three times the amount of the annual retainer paid to such director for his or her service on our Board of Directors.

Our CEO, our executive officers, and the non-employee members of our Board of Directors are required to achieve the applicable level of ownership within five years of the date of adoption of the policy.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivative Trading, Short Sales, Margin Accounts and Hedging

Pursuant to our Insider Trading Policy, we do not permit our executive officers or the non-employee members of our Board of Directors to sell short our securities. In addition, we prohibit our executive officers and the non-employee members of our Board of Directors from holding our securities in a margin account. We further prohibit the purchase or sale of publicly-traded options and other derivatives with respect to our securities, including for any hedging or similar transaction, by our executive officers and our non-employee directors.

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee considers the anticipated tax and accounting implications to NI and our executive officers. While the Compensation Committee considers the applicable tax and accounting treatment of the elements of our executive compensation program, these factors are not dispositive in its decision making.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code imposes a limit on the deductibility for federal income tax purposes of any remuneration in excess of $1 million paid to our CEO, chief financial officer, and each of the three next most highly-compensated executive officers of the company. Prior to the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as “performance-based compensation” was not subject to this limit, and the limit did not apply to compensation paid to the chief financial officer. The Tax Cuts and Jobs Act eliminated the exemption for “performance-based compensation” beginning January 1, 2018. As a result, subject to certain exceptions, we expect that compensation paid to our Named Executive Officers in excess of $1 million generally will not be deductible. While the Compensation Committee has taken steps in the past to preserve tax deductibility under Section 162(m), it has retained and will continue to retain authority to approve compensation arrangements that may not be fully tax deductible by reason of Section 162(m).

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees including Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires NI to record a compensation expense in its income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the Summary Compensation Table, even though recipients may never realize any value from their equity awards.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of NI has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with management and based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

Duy-Loan T. Le, Chair

John M. Berra

Gerhard P. Fettweis

Michael E. McGrath

*

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent that NI specifically incorporates this Compensation Committee Report by express reference therein.

SUMMARY COMPENSATION TABLE

The following table shows the total compensation earned by NI’s Named Executive Officers during the years ended December 31, 2018, December 31, 2017, and December 31, 2016:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Alexander M. Davern*	2018	$725,004	$—	$2,213,100	$—	$599,584	$11,208	$3,548,896
Chief Executive Officer	2017	700,000	—	6,364,500	—	429,800	11,208	7,505,508
	2016	550,000	—	699,750	—	173,360	28,560	1,451,670
Eric H. Starkloff**	2018	437,500	—	2,156,673	—	228,813	19,343	2,842,329
President and Chief Operating Officer	2017	400,000	1,000	855,750	—	171,804	36,195	1,464,749
	2016	356,250	—	699,750	—	149,878	8,268	1,214,146
Karen M. Rapp***	2018	393,750	—	983,600	—	176,006	5,002	1,558,358
Executive Vice President, Chief Financial Officer and Treasurer	2017	241,587	—	861,000	—	80,546	40,318	1,223,450

Scott A. Rust	2018	370,620	—	801,880	—	165,668	10,588	1,348,756
Senior Vice President, Global Product Research and Development	2017	355,000	—	684,600	—	125,670	32,799	1,198,069
	2016	336,250	—	419,850	—	67,270	8,268	831,638

John C. Roiko	2018	277,380	1,000	149,704	—	71,286	9,364	508,735
Vice President, Finance and Chief Accounting Officer	2017	268,000	—	136,920	—	50,652	59,226	514,798

*

Mr. Davern was promoted to CEO and President effective January 2017. He served as Chief Operating Officer, Executive Vice President, Chief Financial Officer and Treasurer from October 2010 to December 2016.

**

Mr. Starkloff was promoted to President and Chief Operating Officer in October 2018 and received an increase in salary. Mr. Starkloff’s salary shown for 2018 above is pro-rated based upon the number of days during the year the increased salary was in effect. He served as Executive Vice President, Global Sales and Marketing from January 2014 to October 2018.

***	Ms. Rapp joined NI on May 9, 2017.

(1)

These amounts reflect cash payments under NI’s service award program under which all employees, including executives, are eligible to receive awards based on the number of years of continued employment with NI. Awards under this program have historically been in the range of $100 to $1,000 per award, with employees receiving $100 in cash at their 5th anniversary of service with NI and $1,000 in cash at their 10th, 15th, 20th and 25th anniversaries of service with NI.

(2)

The amounts included in the table for stock awards is the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year in accordance with FASB ASC 718. These dollar amounts reflect NI’s accounting expense for these stock awards and may not correspond to the actual value that will be recognized by the named executives. The dollar amount recognized for financial statement reporting purposes is the aggregate grant date fair value, which is expensed monthly based on the estimated vesting period of the corresponding grant. The estimated vesting period of grants of RSUs to named executive officers ranges from 48 months to 95 months.

(3)	These amounts reflect the sum of the amounts earned by named executives under NI’s Annual Company Performance Bonus Program and AIP for 2018, 2017 and 2016, as shown in the table below:

Named Executive Officer	Year	Annual Performance Bonus Program	AIP	Long Term Incentive Program	Sales Commission Bonus Program*	Total
Alexander M. Davern	2018	$48,581	$551,003	$—	$—	$599,584
	2017	37,800	392,000	—	—	429,800
	2016	—	173,360	—	—	173,360
Eric H. Starkloff	2018	29,313	199,500	—	—	228,813
	2017	21,804	150,000	—	—	171,804
	2016	—	101,540	—	48,338	149,878
Karen M. Rapp	2018	26,381	149,625	—	—	176,006
	2017	13,046	67,500	—	—	80,546
Scott A. Rust	2018	24,832	140,836	—	—	165,668
	2017	19,170	106,500	—	—	125,670
	2016	—	67,270	—	—	67,270
John C. Roiko	2018	18,584	52,702	—	—	71,286
	2017	14,472	36,180	—	—	50,652

*

Sales Commission Bonus Program: On January 27, 2015, the Compensation Committee approved a bonus arrangement for Mr. Starkloff as NI’s Executive Vice President, Global Sales and Marketing. Under this arrangement, Mr. Starkloff was eligible to receive a cash bonus of $12,500 per quarter if NI’s quarterly revenue equaled 100% of the targeted amount for such quarter. If NI’s revenue for a quarter was less than the targeted amount, the total bonus amount for that quarter would decrease provided that no bonus amount was payable for the quarter unless NI’s revenue for the quarter exceeded the minimum threshold amount for such quarter. If NI’s revenue for a quarter exceeded the targeted amount for that quarter, the total bonus amount for the quarter would increase up to a maximum of $25,000 per quarter. Under this program, Mr. Starkloff earned for 2016 an aggregate of $48,338, which represented approximately 97% of the targeted annual amount. Such program was discontinued effective upon Mr. Starkloff’s appointment as President and Chief Operating Officer.

(4)

Represents NI contributions to the 401(k) Plan on behalf of the named executives, the full dollar value of premiums paid by NI for term life insurance on behalf of the named executives for 2018, 2017 and 2016, and certain other payments in the amounts shown below:

Named Executive Officer	Year	NI Contributions to 401(k) Plan	Term Life Insurance Premium Paid by NI for Benefit of the Insured	Other (5)	Total
Alexander M. Davern	2018	$10,800	$408	$—	$11,208
	2017	10,800	408	—	11,208
	2016	7,950	318	20,292	28,560
Eric H. Starkloff	2018	8,748	408	10,187	19,343
	2017	8,748	408	27,039	37,195
	2016	7,950	318	—	8,268
Karen M. Rapp	2018	4,594	408	—	5,002
	2017	—	318	40,000	40,318
Scott A. Rust	2018	10,180	408	—	10,588
	2017	8,640	408	23,751	32,799
	2016	7,950	318	—	8,268
John C. Roiko	2018	8,956	408	—	9,364
	2017	8,818	408	50,000	59,226

Other than the foregoing, for 2016, 2017 and 2018, NI did not provide its named executives with any form of compensation that would be reportable under Item 402(c)(2)(ix) of Regulation S-K. NI does not pay or accrue cash dividends on unvested RSUs.

(5)

For 2018, the dollar amounts listed reflect amounts paid by NI in connection with Mr. Starkloff’s participation in an incentive award trip. For 2017, the dollar amounts listed reflect amounts paid by NI in connection with Mr. Starkloff and Mr. Rust’s participation in an incentive award trip, a signing bonus paid to Ms. Rapp upon her employment as Chief Financial Officer and a bonus paid to Mr. Roiko as Interim Chief Financial Officer. For 2016, the dollar amount reflects fees and expenses paid by NI related to the negotiation of Mr. Davern’s executive employment agreement.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED DECEMBER 31, 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (5)	Aggregate Grant Date Fair Value of Stock Awards
Name	Grant Date (1)	Threshold (2)	Target (3)	Maximum (4)
Alexander M. Davern
Annual Incentive Program		—	$551,003	$1,160,006	$—	$—
Annual Performance Bonus Program		—	48,581	—	—	—
2015 Incentive Plan	4/25/18	—	—	—	45,000	2,213,100
Eric H. Starkloff
Annual Incentive Program		—	199,500	420,000	—	—
Annual Performance Bonus Program		—	29,313	—	—	—
2015 Incentive Plan	4/25/18	—	—	—	21,740	1,069,173
2015 Incentive Plan	10/23/18	—	—	—	25,000	1,087,500
Karen M. Rapp
Annual Incentive Program		—	149,625	299,250	—	—
Annual Performance Bonus Program		—	26,381	—	—	—
2015 Incentive Plan	4/25/18	—	—	—	20,000	983,600
Scott A. Rust
Annual Incentive Program		—	140,836	296,496	—	—
Annual Performance Bonus Program		—	24,832	—	—	—
2015 Incentive Plan	4/25/18	—	—	—	16,305	801,880
John C. Roiko
Annual Incentive Program		—	52,702	105,404	—	—
Annual Performance Bonus Program		—	18,584	—	—	—
2015 Incentive Plan	4/25/18	—	—	—	3,044	149,704

(1)	In accordance with Item 402(d)(2)(ii) of Regulation S-K, only grant dates for equity-based awards are reported in this table.

(2)	The AIP and the Annual Performance Bonus Program did not set a threshold amount. See “Compensation Discussion and Analysis” for a description of these programs.

(3)

The AIP and the Annual Performance Bonus Program do not set target amounts. See “Compensation Discussion and Analysis” for a further description of these programs. In accordance with Instruction 2 to Item 402(d) of Regulation S-K, the amounts included under the “Target” column represent the amounts earned in the fiscal year ended December 31, 2018 by the named executive under the AIP and the Annual Performance Bonus Program, as applicable.

(4)

The Annual Performance Bonus Program does not set maximum amounts. See “Compensation Discussion and Analysis” for a further description of this program. The amounts set forth in the table above represent the maximum amounts that were achievable under the AIP for 2018.

(5)

For 2018, the executive RSU grants had four year annual vesting except for Mr. Starkloff’s October 2018 grant, which vests in one year with a vesting commencement date of May 1, 2019. The RSU grants to the executives, other than Mr. Starkloff’s October 2018 grant, have a vesting commencement date of May 1, 2018.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

The level of salary and bonus in proportion to total compensation ranged from approximately 23% to 69% for each of the named executives in 2018.

The terms of Mr. Davern’s and Mr. Starkloff’s employment include severance payments and payments that may be triggered by a change in control. None of NI’s other employees has employment agreements, severance payment arrangements or other payment arrangements that would be triggered by a merger or other change in control of NI. However, the terms of Ms. Rapp’s and Mr. Rust’s employment provide for acceleration of certain RSUs in the event of their terminations under certain circumstances. See “Potential Payments Upon Termination or Change of Control” for a more detailed discussion of such arrangements.

NI has not repriced or made any material modifications to any equity-based awards to its executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)
Alexander M. Davern	199,455	$9,051,268
Eric H. Starkloff	118,744	5,388,603
Karen M. Rapp	35,000	1,588,300
Scott A. Rust	62,510	2,836,704
John C. Roiko	16,535	750,358

(1)

These RSU awards were made under the 2010 Incentive Plan and 2015 Incentive Plan. RSU awards made under the 2010 Incentive Plan and 2015 Incentive Plan prior to April 2016 vest as to 1/10th of the RSUs on each anniversary of the vesting commencement date, subject to acceleration of vesting in the event that NI achieves certain financial performance goals. The maximum amount of vesting acceleration is an additional 10% of the award per year. For grants made pursuant to the 2010 Incentive Plan, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 40% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue. Specifically, if NI achieves 40% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. For grants made pursuant to the 2015 Incentive Plan prior to April 2016, the number of RSUs that can have vesting acceleration each year is determined based upon the extent to which NI attains 20% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue. Specifically, if NI achieves 20% year over year revenue growth and 18% non-GAAP operating profit as a percent of revenue, then 10% of the total number of RSUs subject to the award shall accelerate. The earliest an award eligible for acceleration may fully vest is in five years. RSU awards made under the 2010 Incentive Plan and

2015 Incentive Plan prior to April 2016 have a vesting term of ten years. RSU awards made under the 2015 Incentive Plan in April 2016 and thereafter vest as to 25% of the RSUs on each anniversary of the vesting commencement date subject to the continued service of the executive on each such vesting date. The vesting commencement dates for these awards are set forth in the table below.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Grant Date	Vesting Commencement Date
Alexander M. Davern	45,000	4/25/2018	5/1/2018
	37,500	4/25/2017	5/1/2017
	50,000	1/24/2017	12/15/2017
	19,466	4/26/2016	5/1/2016
	17,233	4/21/2015	5/1/2015
	8,649	4/22/2014	5/1/2014
	7,116	4/23/2013	5/1/2013
	8,963	4/18/2012	5/1/2012
	5,528	4/20/2011	5/1/2011
Eric H. Starkloff	25,000	10/23/2018	5/1/2019
	21,740	4/25/2018	5/1/2018
	18,750	4/25/2017	5/1/2017
	19,466	4/26/2016	5/1/2016
	17,233	4/21/2015	5/1/2015
	8,649	4/22/2014	5/1/2014
	3,558	4/23/2013	5/1/2013
	2,689	4/18/2012	5/1/2012
	1,659	4/20/2011	5/1/2011
Karen M. Rapp	20,000	4/25/2018	5/1/2018
	15,000	7/25/2017	5/1/2017
Scott A. Rust	16,305	4/25/2018	5/1/2018
	15,000	4/25/2017	5/1/2017
	11,679	4/26/2016	5/1/2016
	10,340	4/21/2015	5/1/2015
	2,883	4/22/2014	5/1/2014
	2,135	4/23/2013	5/1/2013
	2,509	4/18/2012	5/1/2012
	1,659	4/20/2011	5/1/2011
John C. Roiko	3,044	4/25/2018	5/1/2018
	3,000	4/25/2017	5/1/2017
	3,115	4/26/2016	5/1/2016
	2,757	4/21/2015	5/1/2015
	1,139	4/23/2013	5/1/2013
	2,152	4/18/2012	5/1/2012
	1,328	4/20/2011	5/1/2011

(2)	Amounts shown are valued at the closing price of NI’s Common Stock on December 31, 2018 of $45.38 per share.

STOCK VESTED

FOR FISCAL YEAR ENDED DECEMBER 31, 2018

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alexander M. Davern (1)	29,586	$1,209,772
Alexander M. Davern (2)	50,000	2,306,000
Eric H. Starkloff (1)	16,592	678,447
Karen M. Rapp (1)	5,000	204,450
Scott A. Rust (1)	11,528	471,380
John C. Roiko (1)	3,913	160,003

(1)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of May 1, 2018, which was $40.89 per share.

(2)	Calculated by using the NI common stock closing price for the day immediately preceding the vesting date of December 15, 2018, which was $46.12 per share.

Pension Benefits and Nonqualified Deferred Compensation

NI does not have any pension plans, non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

Our employment arrangements with each of Mr. Davern and Mr. Starkloff, summarized below, include severance or other payment arrangements that would be triggered by a termination, merger or other change in control of NI.

Arrangements with Mr. Davern:    NI entered into an employment agreement with Mr. Davern in connection with his appointment as CEO (the “CEO Agreement”). Under the CEO Agreement, the initial term of Mr. Davern’s employment as President and Chief Executive Officer extends from January 1, 2017 through December 31, 2019, and the term of his employment continues for successive one-year periods thereafter (the “Term”). In the event Mr. Davern’s employment is terminated either by NI without Cause or by Mr. Davern for Good Reason (as such terms are defined in the CEO Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the CEO Agreement, Mr. Davern will be entitled to receive a cash payment (the “Davern Severance Payment”) equal to the sum of (i) two times his then-current base salary, (ii) two times his target annual cash incentive for the year of termination, and (iii) an amount equal to the cost of COBRA coverage for 12 months. The Davern Severance Payment is payable over a 24-month period. A Davern Severance Payment of $2,632,685 would be payable to Mr. Davern if such termination event had occurred on December 31, 2018. In addition, Mr. Davern would receive accelerated vesting of the number of RSUs that would have vested (including all awards granted prior to the CEO Agreement and the Initial Award and Annual Awards, as such terms are defined in the CEO Agreement) if Mr. Davern remained employed for an additional twelve months. If such termination event had occurred on December 31, 2018, the value of such accelerated RSUs would have been $3,936,715, based upon the closing market price of NI’s common stock at such date, which was $45.38 per share (the “Applicable Price”). Notwithstanding the foregoing severance provisions, if, within 24 months following a Change in Control (as defined in the CEO Agreement), Mr. Davern’s employment is terminated by NI without Cause or by Mr. Davern for Good Reason, subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the CEO Agreement, Mr. Davern shall be entitled to receive the Davern Severance Payment in a lump sum and the accelerated vesting of the number of RSUs granted as part of the Initial Award and the Annual Awards

(as such terms are defined in the CEO Agreement) that would have vested if Mr. Davern remained employed for an additional 12 months. The vesting of Mr. Davern’s other equity awards is governed by the terms of the applicable equity plan and the related award agreements. If such Change in Control termination event had occurred on December 31, 2018, the value of the accelerated Initial Award and Annual Awards would have been $3,346,775, based upon the Applicable Price.

Arrangements with Mr. Starkloff:    NI entered into an offer letter with Mr. Starkloff dated October 23, 2018 in connection with his appointment as President and Chief Operating Officer (the “Offer Letter”). Under the Offer Letter, Mr. Starkloff’s employment will be “at-will” for no specific time period and can be terminated by Mr. Starkloff or NI at any time, with or without cause or advance notice. In the event Mr. Starkloff’s employment is terminated by NI other than for Cause or Disability (each as defined in the Offer Letter) or death, or by Mr. Starkloff for Good Reason (as defined in the Offer Letter), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Offer Letter, Mr. Starkloff will be entitled to receive a cash payment (the “Starkloff Severance Payment”) equal to the sum of (i) a lump-sum payment equal to 100% of base salary in effect on the termination date, (ii) a lump-sum payment equal to (A) the AIP bonus at target level for the year of termination, multiplied by (B) the average of actual AIP performance percentage over the previous three completed performance years (determined based on the actual payout as a percentage of the target AIP bonus for each such year), and (iii) payment of monthly premiums for continued medical, dental and vision insurance coverage under COBRA (if Mr. Starkloff timely elects COBRA coverage) or a taxable monthly payment of an equivalent amount in the event providing such payment would violate any applicable law or result in an excise tax to the Company, in either case, until the earliest of (A) the date that is twelve months following Mr. Starkloff’s termination date, (B) the date when Mr. Starkloff is offered substantially equivalent health insurance coverage in connection with new employment, or (C) the date upon which Mr. Starkloff ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage. In addition, Mr. Starkloff would receive accelerated vesting of the number of outstanding NI time-based RSUs, excluding the Promotion RSUs (as defined in the Offer Letter) which will not be subject to acceleration under this paragraph, that would have vested if Mr. Starkloff remained employed by the Company for twelve (12) months following the termination date. A Starkloff Severance Payment of $1,235,427 would be payable to Mr. Starkloff if a termination event had occurred on December 31, 2018. If such termination event had occurred on December 31, 2018, the value of such accelerated RSUs would have been $927,340, based upon the Applicable Price.

Other arrangements:    None of NI’s other executives has employment agreements, severance payment arrangements or other payment arrangements that would be triggered by a termination, merger or other change of control of NI. However, the terms of Ms. Rapp’s and Mr. Rust’s employment provide for acceleration of certain RSUs in the event of their terminations under certain circumstances and each of our Named Executive Officers have PRSUs under our 2015 Incentive Plan with special vesting terms upon a change of control, and may benefit, along with non-executive employees, from accelerated vesting under the terms of our 2015 Incentive Plan and 2010 Incentive Plan that are applicable to all participating employees, as further described below.

In connection with Ms. Rapp’s appointment, effective May 2017, the Compensation Committee approved a grant of 20,000 RSUs to Ms. Rapp under the 2015 Incentive Plan. The RSUs will vest 25% annually, and if NI terminates Ms. Rapp without “cause” (as defined in the Offer Letter) during the first two years of her employment, the vesting will accelerate and the RSUs will become fully vested. The award is subject to the terms of the 2015 Incentive Plan and the related individual award agreement and is conditional upon Ms. Rapp’s continued employment with NI through the designated award date. If such termination event had occurred on December 31, 2018, the value of such accelerated RSUs would have been $680,700, based upon the Applicable Price.

Mr. Rust is a party to an Acceleration Agreement with NI. The Acceleration Agreement provides for the immediate vesting of all of the executive’s then outstanding RSUs in the event the executive’s employment is terminated without Cause or he resigns for Good Reason (as defined in the Acceleration Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Acceleration Agreement. If a termination event had occurred on December 31, 2018, the value of such accelerated RSUs would have been $2,836,704, based upon the Applicable Price.

Additionally, NI’s executive officers may benefit along with non-executive employees of NI from acceleration provisions under NI’s equity incentive plans. The 2010 Incentive Plan provides for acceleration of all unvested RSUs in the event of a change of control of NI or the award recipient’s death or disability (each, an “acceleration event”). A change of control under the 2010 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors;

•	a public announcement is made of a tender or exchange offer for fifty percent (50%) or more of the outstanding voting securities of NI and it is not opposed by NI’s Board of Directors;

•

the stockholders of NI approve a merger or consolidation of NI with any other corporation or partnership, unless NI stockholders prior to such transaction will hold a majority of the voting power of the surviving or acquiring entity; or

•	the stockholders of NI approve a plan of complete liquidation of NI or an agreement for the sale or disposition by NI of all or substantially all of NI’s assets.

In the case of unvested RSUs under the 2010 Incentive Plan, 100% of the RSUs that have not vested as of the date of death or disability will immediately vest.

Under the 2015 Incentive Plan, in the event of a change in control of NI, awards will be treated as determined by the administrator, including that each award be assumed or substituted by the successor corporation; provided that, in the event the successor corporation does not assume or substitute awards, the restriction period of any award of restricted stock or RSUs shall immediately be accelerated and the restrictions shall expire. Following any such assumption or substitution of awards, if an employee is terminated without Cause (as defined in the 2015 Incentive Plan) within twenty-four (24) months following the change in control, then the vesting of such employee’s awards will accelerate and the RSUs will immediately become fully vested.

A change in control under the 2015 Incentive Plan means any of the following events:

•	any person becomes the beneficial owner of fifty percent (50%) or more of the total voting power represented by NI’s outstanding voting securities;

•	the sale or disposition by NI of all or substantially all of its assets;

•	existing members of NI’s Board of Directors cease to constitute at least a majority of the Board of Directors; or

•

the consummation of a merger or consolidation of NI with any other corporation, unless NI stockholders prior to such transaction will hold at least 50% of the voting power of the surviving or acquiring entity.

Notwithstanding the provisions of the 2015 Incentive Plan, with respect to PRSUs, if a change in control occurs before the last day of the performance period, rather than vesting based on the

Company’s TSR relative to the Index during the performance period, the number of PRSUs eligible to vest will equal 100% of the target number of PRSUs. The number of PRSUs so determined will be scheduled to vest in equal monthly installments following the change in control over the remainder of the original performance period. Following any assumption or substitution of such awards, if the employment of an employee is terminated without “cause” (as defined in the 2015 Incentive Plan) within 24 months following the change in control of NI, then the vesting of such employee’s award will immediately accelerate and the restricted stock, RSU and PRSU awards will immediately become fully vested. No PRSUs were awarded in 2018.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Alex Davern:

For 2018, our last completed fiscal year, we have estimated the median of the annual total compensation of all employees of our company (other than our CEO), was $49,273; and the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $3,548,896.

Based on this information, for fiscal year 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 72 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•

We selected December 6, 2017, the date of the most recent and validated global employee data file, as the date upon which we identified the median employee. We used the same median employee as last year because we believe there has been no change in our employee population or employee compensation arrangements during 2018 that would significantly impact the pay ratio disclosure.

•

We excluded employees in those countries that represented less than 0.5% of our total global population. The total number of employees subject to this exclusion equaled 4.6% of our total global population, as permitted by the applicable SEC de minimis rule.

•

We also excluded those employees classified as “contingent workers” as well as employees with termination dates of December 2017—January 2018, as they would not be active in the future and should not be eligible for selection as our “median” employee.

•

We identified the “median employee” taking all employees, excluding the CEO and the other excluded groups described above, and ranking them based on annualized U.S. dollar equivalent base salary, converting the base salary in local currency utilizing the latest exchange rate table provided by our finance team.

•

After identifying the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $49,273.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires NI’s officers and directors, and persons who own more than 10% of a registered class of NI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish NI with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, NI believes that, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied except that there was one late Form 4 filed for Mr. Kodosky with respect to four transactions.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding RSUs granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under NI’s equity compensation plans as of December 31, 2018 are summarized in the table below. NI has no outstanding options, warrants or other rights under equity compensation plans as of such date.

Plan category	Number of shares to be issued upon vesting of outstanding RSUs		Weighted- average grant price of outstanding RSUs		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	3,178,536	(1)	$36.91	(2)	4,985,911	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,178,536		$36.91		4,985,911

(1)	Includes 3,178,536 shares to be issued upon the vesting of outstanding RSUs.

(2)	RSU’s do not have an exercise price. The amount in the table is based on the grant price for each RSU, which is the closing price on the business day prior to the date of such grant.

(3)	Includes 2,990,867 shares available for future issuance under the 2015 Incentive Plan and 1,995,044 shares available for future issuance under NI’s Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Charles J. Roesslein, Duy-Loan T. Le, John M. Berra, and Michael E. McGrath. All members of the Audit Committee meet the independence requirements of the Nasdaq listing standards.

Management is responsible for NI’s internal controls and the financial reporting process. NI’s independent registered public accounting firm is responsible for performing an independent audit of NI’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of NI’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met five times during fiscal 2018 to carry out its responsibilities. The Audit Committee regularly meets privately with NI’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter, which includes oversight of NI’s internal audit function.

As part of its oversight of NI’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm NI’s quarterly and audited fiscal year financial statements, including a review of NI’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of NI’s independent registered public accounting firm.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NI’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC.

AUDIT COMMITTEE

Charles J. Roesslein, Chair

John M. Berra

Duy-Loan T. Le

Michael E. McGrath

*The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other NI filing under the Securities Act or the Exchange Act, except to the extent NI specifically incorporates this Report of the Audit Committee by express reference therein.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO 1994 EMPLOYEE STOCK

PURCHASE PLAN

NI is asking its stockholders to approve a proposed amendment to its 1994 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares of common stock reserved for issuance thereunder by 3,000,000 shares. On January 23, 2019, the Board of Directors approved the addition of 3,000,000 shares to the ESPP, subject to approval by the stockholders.

The ESPP is intended to promote the best interests of NI and its stockholders by providing eligible employees with the opportunity to become stockholders by purchasing NI common stock through payroll deductions. NI’s Board of Directors believes that the ESPP encourages employees to remain employed with NI and aligns the collective interests of NI’s employees with those of NI’s stockholders. NI’s continued success depends upon its ability to attract and retain talented employees. Equity incentives are necessary for NI to remain competitive in the marketplace for qualified personnel, and an employee stock purchase plan is a key element of NI’s equity incentive package.

As of March 15, 2019, 19,951,316 shares have been issued since the adoption of the ESPP and 1,749,934 shares remained available for issuance. Assuming approval of the amendment to the ESPP at the Annual Meeting, the total number of shares remaining available to be issued under the ESPP would be 4,749,934 shares. Based on current and projected usage, we currently expect that the increased share reserve would meet the anticipated needs under the ESPP for a period of approximately three years.

Based on the number of shares issued under the ESPP during recent offering periods, the Board of Directors believes that the shares remaining in the ESPP may be insufficient to meet the estimated participation levels for upcoming offering periods unless more shares are added to the ESPP. Also, it is critical that the ESPP have sufficient shares at the start of each three-month period to meet the purchase requirements of the entire three-month period in order to avoid potential adverse accounting consequences and allow the ESPP program to continue uninterrupted.

The following summary of the principal terms of the ESPP is qualified in its entirety by reference to the full text of the plan which is attached hereto as Exhibit A.

Purpose.    The purpose of the ESPP is to provide a method whereby employees of NI and certain of its subsidiary corporations will have an opportunity to acquire a proprietary interest in NI through the purchase of shares of NI common stock. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code (“Section 423”). In addition, the ESPP authorizes the grant of options that do not qualify under Section 423 (the “Non-423 Component” of the ESPP) pursuant to rules, procedures or sub-plans adopted by NI’s Board of Directors that are designed to achieve desired tax or other objectives in particular locations outside the U.S.

General.    The ESPP is implemented by successive three-month offering periods, subject to Administrator (as defined below) discretion to implement separate offerings for employees outside the U.S. The ESPP operates by eligible employees electing to have a portion of their regular compensation deducted from each paycheck. The payroll deductions are accumulated over each period of approximately three months known as an “offering period.” On the first business day after the end of each offering period, accumulated payroll deductions are automatically used to purchase shares of NI’s common stock. The purchase price for the shares is equal to the lower of (a) 85% of the fair market value (as defined in the ESPP) of the common stock on the date of commencement of the three-month offering period or (b) 85% of the fair market value of the common stock on the last day of the offering period. The fair market value of the common stock on a given date will be determined by the Administrator in a manner consistent with the ESPP and the Code. The closing price per share of NI common stock on the Record Date was $45.16.

Administration.    The ESPP may be administered by the Board of Directors or a committee of the Board of Directors. The ESPP is presently being administered by the Compensation Committee. The term “Administrator” means whichever of the Board or the Compensation Committee is then administering the ESPP. All questions of interpretation of the ESPP are determined by the Administrator, whose decisions are final and binding upon all participants. Subject to the express provisions of the ESPP, the Administrator has discretion to interpret and construe any and all provisions of the ESPP, to adopt rules and regulations for administering the ESPP, and to make all other determinations deemed necessary or advisable for administering the ESPP, including designating separate offerings under the ESPP and designating whether designated subsidiaries (as defined below) participate in the portion of the ESPP designed to qualify under Section 423 or the portion of the ESPP that is not designed to qualify under Section 423. The Administrator is specifically authorized to adopt rules, procedures, and sub-plans, which for purposes of the Non-423 Component of the ESPP may be outside of the scope of Section 423, including, but not limited to, eligibility to participate, what earnings may be included in contributions, modification of offering periods, handling of payroll deductions, making contributions to the ESPP, and obligations to pay payroll tax.

Eligibility.    Employees are eligible to participate in the ESPP if they are regular employees of NI or a designated subsidiary, as defined below, scheduled to work at least twenty (20) hours per week (or a lesser number amount as required by applicable law or as established by the Administrator with respect to separate offerings outside the U.S.), have been an employee for at least one day prior to an offering period and are not scheduled to work less than five (5) months in a calendar year (or a lesser amount as required by applicable local law or as established by the Administrator with respect to separate offerings outside the U.S.). A “designated subsidiary” is a subsidiary which has been designated from time to time by the Administrator in its sole discretion as eligible to participate in the ESPP. As of January 31, 2019, the closing date of the last offering period, 6,666 employees were eligible to participate in the ESPP, and 3,362 of these employees were participants.

Payment of Purchase Price; Payroll Deductions.    The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant’s gross earnings, which is defined in the ESPP to include the regular straight-time earnings of the participant (plus such employee’s sales commissions, if applicable), but exclusive of any payments for overtime, bonuses, special payments, other incentive compensation and any automobile or expense allowance or reimbursement.

A participant may discontinue his or her participation in the ESPP at any time during an offering period. Payroll deductions commence on the first payday following the offering date, and continue at the same rate until the end of the offering period unless a participant withdraws from participation in the ESPP.

Changes in Participation Levels.    A participant’s level of payroll deduction with respect to an offering period is initially set by the participant completing, signing and submitting a subscription agreement specifying the rate of payroll deduction up to 15% of the employee’s gross earnings. A subscription agreement shall remain in effect for successive offering periods unless (i) a new subscription agreement is completed, signed and submitted during the enrollment period for a future offering period or (ii) a participant withdraws from participation in the ESPP. Unless the Administrator determines otherwise, a participant’s payroll deduction level may not be changed for a particular offering period once that offering period has commenced. The level can be changed for future offering periods by completing, signing and submitting a new subscription agreement during the enrollment period for the first such future offering period for which the revised payroll deduction rate is intended to apply.

Purchase of Stock; Exercise of Option.    The maximum number of shares placed under option for a participant in an offering period is equal to the number determined by dividing the amount of the participant’s total payroll deductions to be accumulated during the offering period by the purchase price per share, as determined in the manner described above. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares will be exercised automatically at the end of the offering period for up to the maximum number of shares, as described below, at the purchase price.

Notwithstanding the foregoing, no participant will be permitted to subscribe for shares under the ESPP if immediately after the grant of the option, such participant would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of NI, nor shall any participant be granted an option which would permit the employee to buy more than $25,000 worth of common stock (based on the fair market value of the common stock at the time the right is granted) in any calendar year pursuant to the ESPP.

Withdrawal.    A participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to NI a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by the participant of accumulated payroll deductions for a given offering automatically terminates the participant’s interest in that offering. If a participant continues to be employed by a subsidiary of NI following termination of employment with NI or a designated subsidiary such participant will not be deemed to have withdrawn, although the participant will not be allowed to continue making contributions during the applicable offering period or be eligible to participate in the ESPP in any subsequent offering period unless the applicable subsidiary is a designated subsidiary.

Termination of Employment.    Upon a termination of a participant’s employment with NI or designated subsidiary for any reason, including retirement or death, or a continuation of a leave of absence for a period beyond three (3) months or, if applicable, such later day as of which such person’s reemployment is guaranteed by contract or statute and referred to as the “guaranteed reemployment date,” such participant’s participation in the ESPP will terminate and all funds accumulated in the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled to such funds.

Adjustment Upon Changes in Capitalization.    In the event any change is made in NI’s capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Board to the number of shares subject to purchase under the ESPP and to the purchase price per share.

Amendment and Termination of the Plan.    The Board may at any time amend or terminate the ESPP, except that no such amendment or termination shall affect options previously granted if it would adversely affect the rights of any participant. In addition, no amendment may be made to the ESPP without the prior approval of the holders of a majority of the shares of NI common stock then issued and outstanding and entitled to vote if such amendment would increase or decrease the number of shares reserved under the ESPP, materially modify the eligibility requirements of the ESPP or materially increase the benefits which may accrue under the ESPP.

Federal Tax Information for ESPP.    The ESPP and the right of participants to make purchases thereunder, is intended to qualify for treatment under the provisions of Code Sections 421 and 423. As mentioned in the Purpose and Administration sections above, the ESPP has a Non-423 Component, which authorizes the grant of options that do not qualify under Section 423. The following discussion regarding federal tax information applies to options intended to qualify under Section 423. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the date of the option grant and more than one year from the applicable purchase date, then the participant generally will recognize ordinary income measured as the lesser of

•	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

•	an amount equal to 15% of the fair market value of the shares as of the date of the option grant. Any additional gain should be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

NI is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to NI.

The foregoing discussion is not intended to cover all tax consequences of participation in the ESPP. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax during the period beginning with the grant of an option and ending with the disposition of the common stock acquired through the exercise of the option. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state/local income tax in the United States.

ESPP Benefits.    Participation in the ESPP is voluntary. Because benefits under the ESPP depend on eligible employees’ elections to participate and the fair market value of NI common stock on various future dates, NI is unable to predict the amount of benefits that will be received by or allocated to any particular participant under the ESPP. The following table sets forth the dollar amount and the number of shares purchased under the ESPP during the last fiscal year to (i) each of NI’s Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group and (iv) all employees other than executive officers as a group.

ESPP BENEFITS TABLE

Named Executive Officer or Group	Number of Shares (1)	Value of Shares (2)
Alexander M. Davern	546	$ 26,461.79

Eric H. Starkloff	527	$ 23,914.00

Karen M. Rapp	367	$ 18,327.98

Scott A. Rust	545	$ 24,379.78

John C. Roiko	552	$ 24,789.53

All executive officers as a group (5 persons)	2,537	$ 117,873.08

All non-employee directors as a group (5 persons) (3)	—	—

All employees other than executive officers	870,316	$39,820,571.63

(1)	As of December 31, 2018.

(2)

The dollar value of shares purchased under the ESPP was computed by multiplying the number of shares purchased times the market price of the common stock at the close of trading on the trading date immediately preceding the purchase date. In accordance with the terms of the ESPP, the shares of common stock were purchased at a price equal to 85% of the lesser of the fair market value of the common stock on the first day of the offering period or the last day of the purchase period. The purchases set forth in the above table complied with the $25,000 limitation under the ESPP as such limit is based on the fair market value of the common stock at the time the right to purchase is granted.

(3)	Non-employee directors are not eligible to participate in the ESPP.

NI’s executive officers have an interest in this proposal as they may purchase shares under the ESPP.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve the amendment of the ESPP. The Board of Directors has not determined what action it will take if the proposal is not approved by the stockholders.

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment of the 1994 Employee Stock Purchase Plan.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The charter of our Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee NI’s independent registered public accounting firm. The Audit Committee has selected Ernst & Young LLP (“E&Y”) as NI’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board of Directors is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as NI’s independent registered public accounting firm since June 2005.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of NI and NI’s stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the integrated audits of NI’s annual financial statements for the fiscal years ended December 31, 2018 and 2017, for the reviews of the financial statements included in NI’s Quarterly Reports on Form 10-Q for those fiscal years, for the audit of NI’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for those fiscal years, and for statutory audits in various countries were approximately $1,883,000 and $1,484,000, respectively.

Audit-Related Fees

There were no fees billed for audit-related services in 2018 or 2017.

Tax Fees

The aggregate fees billed for professional tax services rendered for 2018 and 2017 were approximately $440,000 and $289,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

There were no fees billed for other services in 2018 or 2017.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all services provided by NI’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. During 2018, the Audit Committee approved in advance all audit, audit-related, and tax services to be provided by E&Y. E&Y has not performed any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the selection of E&Y as NI’s independent registered public accounting firm.

Upon the recommendation of the Audit Committee, the Board of Directors unanimously recommends a vote “FOR” the ratification of the Appointment of E&Y as NI’s Independent Registered Public Accounting Firm.

PROPOSAL FOUR: APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly referred to as a “Say-on-Pay”).

As described under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our Named Executive Officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both NI’s performance and individual performance.

Stockholders are urged to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our executive compensation policies implement our compensation philosophy, and the “Executive Compensation—Summary Compensation Table” section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers and additional details about our executive compensation programs, including information about fiscal 2018 compensation of our Named Executive Officers. The Compensation Committee and the NI Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

The Say-on-Pay vote is advisory, and therefore not binding on NI, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Say-on-Pay vote is conducted annually, and the next such vote will occur at the 2020 Annual Meeting of Stockholders.

Vote Required; Recommendation of Board of Directors

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve NI’s executive compensation program. Abstentions will have the same effect as a vote against this proposal.

NI’S Board of Directors unanimously recommends voting “FOR” the approval of NI’S Executive Compensation Program, as described in this Proxy Statement.

CODE OF ETHICS

In February 2012, NI’s Board of Directors adopted a Code of Ethics that applies to all directors and employees, including NI’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics incorporated several corporate policies which had been in effect since 1994. The Code of Ethics is available on NI’s website at www.ni.com/nati/corporategovernance/code_of_ethics.htm. NI intends to disclose future amendments to provisions of the Code of Ethics, or waivers of such provisions granted to executive officers, on NI’s website within four business days following the date of such amendment or waiver.

OTHER MATTERS

NI knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ R. Eddie Dixon, Jr.

Secretary

Austin, Texas

April 1, 2019

Exhibit A

NATIONAL INSTRUMENTS CORPORATION

1994 EMPLOYEE STOCK PURCHASE PLAN

(as amended by the Board of Directors through January 23, 2019, subject to stockholder approval)

NATIONAL INSTRUMENTS CORPORATION

1994 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE AND SHARES RESERVED FOR THE PLAN

Section 1.1 Purpose.    The National Instruments Corporation 1994 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of National Instruments Corporation (the “Company”) and its Designated Subsidiaries will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the common stock of the Company (“Common Stock”). This Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). The Company intends the 423 Component to qualify as an “employee stock purchase plan” under section 423 of the Code. The provisions of the Section 423 Component, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code. In addition, this Plan document authorizes the grant of options under the Non-Section 423 Component which do not qualify under Section 423 of the Code pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. Except as otherwise indicated, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Section 1.2 Shares Reserved for the Plan.    There shall be reserved for issuance and purchase by eligible employees under the Plan aggregate of 24,701,250 shares of Common Stock, subject to adjustment as provided in Section 8.3. Shares of Common Stock subject to the Plan may be shares now or hereafter authorized, issued or outstanding. If and to the extent that any right to purchase reserved shares is not exercised by a Participant for any reason, or if such right to purchase Common Stock under the Plan terminates as provided herein, or if the shares of Common Stock purchased by a Participant are forfeited, the shares of Common Stock which have not been so purchased or which are forfeited will again become available for purposes of the Plan, unless the Plan is terminated. Such unpurchased or forfeited shares of Common Stock will not be deemed to increase the aggregate number of shares specified above to be reserved for the purposes of the Plan (subject to adjustment as provided in Section 8.3).

ARTICLE II

DEFINITIONS

Section 2.1 Definitions.

(a)    “Beneficiary” means the person or persons designated by the Participant under Section 8.1 to receive shares of Common Stock or cash upon the Participant’s death.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Business Day” means any day that is a market trading day for the NASDAQ Global Select Market.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means the individuals appointed to administer the Plan as described in Article VII.

(f)    “Common Stock” means the Common Stock of the Company as described in the Company’s Certificate of Incorporation, or such other stock as shall be substituted therefor.

(g)    “Company” means National Instruments Corporation, a Delaware corporation, or any successor to the Company.

(h)    “Designated Subsidiaries” means the Subsidiaries which have been designated by the Board or the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i)    “Effective Date” means the Effective Date of the Plan set forth in Section 8.6.

(j)    “Eligible Employee” means an Employee eligible to participate in the Plan, as defined in Section 3.1, or as otherwise required under mandatory provisions of laws applicable to a Designated Subsidiary.

(k)    “Employee” means any person who is customarily employed by the Company or a Designated Subsidiary for at least twenty (20) hours per week and more than five (5) months in a calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Committee (if required by applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component.

(l)    “Fair Market Value” means, for a particular day:

(i)    If shares of Common Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange; or

(ii)    If shares of Common Stock of the same class are not listed or admitted to unlisted trading privileges as provided in paragraph (i) above and sales prices for shares of Common Stock of the same class in the over-the-counter market are reported by the NASDAQ National Market System (or such other system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the high bid and low asked prices so reported; or

(iii)    If shares of Common Stock of the same class are not listed or admitted to unlisted trading privileges as provided in paragraph (i) above and sales prices for shares of Common Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in paragraph (ii) above, and if bid and asked prices for shares of Common Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the OTC Markets Group, Inc.) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on the last Business Day before the date in question; or

(iv)    If shares of Common Stock of the same class are not listed or admitted to unlisted trading privileges as provided in paragraph (i) above and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the OTC Markets Group, Inc.) as provided in paragraph (ii) above or paragraph (iii) above at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(v)    If shares of Common Stock of the same class are listed or admitted to unlisted trading privileges as provided in paragraph (i) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the OTC Markets Group, Inc.) as provided in paragraph (ii) above or paragraph (iii) above at the date of determining the Fair Market Value, but the volume of trading is so low that the

Board determines in good faith that such prices are not indicative of the fair value of the Common Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of paragraph (i), (ii), or (iii) above.

(m)    “Gross Earnings” means an Employee’s regular straight-time earnings in effect for each payroll period for which payroll deductions are being made during an Offering Period, plus the Employee’s sales commissions paid during the Offering Period, but excluding any payments for overtime, bonuses, special payments, other incentive compensation and any automobile or other expense allowance or reimbursement.

(n)    “Last Day of the Offering Period” means, with respect to any Quarterly Grant Date, the January 31, April 30, July 31 or October 31 which next occurs after such Quarterly Grant Date.

(o)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as provided in Article V. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of the Company and/or any specified Designated Subsidiary will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(p)    “Offering Period” means, with respect to any Quarterly Grant Date, the period beginning on such date and ending on the Last Day of the Offering Period. The Committee may change the duration and timing of Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

(q)    “Participant” means an Eligible Employee who elects to participate in the Plan pursuant to Section 3.3.

(r)    “Payroll Deduction Account” means the separate account established for each Participant to reflect the Participant’s payroll deductions and contributions to the Plan.

(s)    “Plan Year” means the twelve (12) month period beginning each February 1 and ending each January 31.

(t)    “Purchase Price” means the lower of (a) 85 percent of the Fair Market Value of the Common Stock on the Quarterly Grant Date applicable to an Offering Period, or (b) 85 percent of the Fair Market Value of the Common Stock on the Stock Purchase Date. The Purchase Price of the Common Stock will include applicable commissions and brokerage fees, if any.

(u)    “Quarterly Grant Date” means any February 1, May 1, August 1, and November 1 which occurs prior to the termination of the Plan.

(v)    “Stock Purchase Date” means, the first Business Day after the Last Day of the Offering Period.

(w)    “Subsidiary” means any entity which is a “subsidiary corporation” of the Company within the meaning of Section 424 of the Code.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.1 Initial Eligibility.    Each Employee who has been employed by the Company or a Designated Subsidiary preceding the first day of an Offering Period will be eligible to participate in the Plan for such Offering Period (an “Eligible Employee”).

Section 3.2 Leave of Absence; Termination of Employment.    For purposes of participation in the Plan, a person on leave of absence will be deemed to be an Employee for the first three (3) months of such leave of absence or until such later day as of which such person’s reemployment is guaranteed by contract or statute (“Guaranteed Reemployment Date”). However, such an Employee’s employment with the Company or Designated Subsidiary will be deemed to have terminated for purposes of the Plan at the close of business on the first day following such three (3) month period of such leave of absence or the Guaranteed Reemployment Date (whichever is applicable) unless the Employee returns to full-time employment with the Company or a Designated Subsidiary on or before such date.

If an Employee’s employment terminates, including but not limited to termination because such Employee’s leave of absence terminates other than by reason of a return to full-time employment with the Company or a Designated Subsidiary, the Employee’s employment with the Company or Designated Subsidiary will be deemed to have terminated for purposes of the Plan and such Employee will no longer be eligible to participate in the Plan and purchase Common Stock under the Plan. If an Employee’s employment with the Company or a Designated Subsidiary terminates, but such Employee continues to be employed by a subsidiary of the Company immediately following termination of the Employee’s employment with the Company or a Designated Subsidiary, such Employee will not be deemed to have terminated such Employee’s participation in the Plan unless such Employee withdraws from participation; however, notwithstanding the foregoing, no such Participant shall be allowed to continue making contributions during the applicable Offering Period or be eligible to participate in the Plan in any subsequent Offering Period, unless the applicable subsidiary is a Designated Subsidiary. Notwithstanding the foregoing, the Committee may establish different rules to govern when a Participant ceases to be an Employee and to otherwise govern transfers of employment among the Company and Designated Subsidiaries including, without limitation, transfers of employment between a 423 Component and a Non-423 Component and between separate Offerings established under the Plan, consistent with the applicable requirements of Section  423 of the Code.

Section 3.3 Commencement of Participation.    Each Eligible Employee may elect to participate in the Plan by completing and forwarding a payroll deduction authorization form to the Employee’s appropriate payroll location on or before the date(s) specified by the Committee. The form will authorize regular payroll deductions over the following Offering Period in terms of whole number percentages or dollar amounts up to fifteen percent (15%) of the Employee’s Gross Earnings for such Offering Period; provided, that the Committee, in its sole discretion, may permit an Employee to designate minimum or maximum contributions, specify different deduction instructions applicable to different components of his or her gross earnings, or otherwise provide instructions which the Committee determines to be administratively feasible.

ARTICLE IV

PAYROLL DEDUCTIONS

Section 4.1 Amount of Deduction.    At the time an Eligible Employee files his authorization for payroll deduction, he or she will elect to have deductions made from his or her pay on each payday during the time he or she is a Participant at the rate specified in Section 3.3. Such payroll deductions shall be made regularly and in equal amounts during the Offering Period. No contributions shall be allowed under the Plan by payroll deduction except to the extent that acceptance of other contributions shall be required by statute or as determined by the Committee pursuant to Section 7.2.

Section 4.2 Participant’s Account.    All payroll deductions made for a Participant will be credited to his or her Payroll Deduction Account. A Participant may not make any separate cash payment into such account except with respect to periods when the Participant is on leave of absence and then only as provided in Section 4.4.

Section 4.3 Changes in Payroll Deductions.    A Participant may not increase or decrease his or her payroll deduction during the Offering Period unless the Committee, in its sole discretion, determines otherwise. A Participant may discontinue his or her participation in the Plan during an Offering Period, but will not be eligible to recommence participation in the Plan for the Offering in accordance with Section 6.1.

Section 4.4 Leave of Absence.    If a Participant goes on a leave of absence, such Participant will have the right to continue participating in the Plan to the extent he or she has Gross Earnings. If the Participant does not have any Gross Earnings during such leave of absence, his or her payroll deductions will be suspended and no further contributions shall be allowed during the leave of absence except as required by statute, but the Participant shall participate in purchases pursuant to Article V unless he or she withdraws from participation. If the Participant returns to employment with the Company or Designated Subsidiary before the end of three (3) months after such leave of absence began, or the Guaranteed Reemployment Date (if applicable), the Participant will recommence payroll deductions as of the date of his or her reemployment. If the Participant does not return to employment with the Company or a Designated Subsidiary within three (3) months after the date his or her leave of absence began, or the Guaranteed Reemployment Date (if applicable), his or her employment with the Company or Designated Subsidiary will be deemed to have terminated and his or her participation in the Plan will cease.

ARTICLE V

PURCHASE OF STOCK

Section 5.1 Grant of Option.    Each individual who is an Eligible Employee as of any Quarterly Grant Date is granted an option to purchase at the Purchase Price the number of shares of Common Stock equal to 15 percent of the Eligible Employee’s Gross Earnings for the Offering Period with respect to such Quarterly Grant Date.

Section 5.2 Limitation on Employee Stock Purchases.    The provisions of Section 5.1 notwithstanding, no Participant may purchase more than Twenty-five thousand ($25,000) of Common Stock under this Plan (based upon the Fair Market Value of the Common Stock at the time the right is granted) in one (1) year, considering both this Plan and any other stock purchase plan of the Company and its Subsidiaries. In addition, no Participant will be allowed to purchase stock under the Plan to the extent that immediately after the grant, such Participant would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this Section 5.2, the rules of section 424(d) of the Code will apply in determining stock ownership of any Participant.

Section 5.3 Method of Purchase.    As of each Stock Purchase Date, each Participant having funds in his or her Payroll Deduction Account automatically will purchase the number of whole shares of Common Stock determined by dividing the sum of the balance in the Participant’s Payroll Deduction Account on the Last Day of the Offering Period by the Purchase Price.

Section 5.4 Fractional Shares.    Fractional shares of Common Stock will not be issued under the Plan and any accumulated payroll deductions or contributions which would have been used to purchase fractional shares of Common Stock will be retained in the Employee’s Payroll Deduction Account and used to purchase shares of Common Stock on the next Stock Purchase Date; provided however, if the funds remain after the last Stock Purchase Date in the Plan Year the Participant may elect to have such amounts returned to him without interest.

Section 5.5 Delivery of Stock.    All shares of Common Stock purchased as of a Stock Purchase Date will be delivered to the Participant as soon as practicable following such date.

Section 5.6 Participant’s Interest in Purchased Stock.    The Participant will have no rights (including but not limited to voting or dividend rights) or interest in the shares of Common Stock available under the Plan until such shares have been purchased for such Participant pursuant to Section 5.3.

Section 5.7 Registration of Stock.    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Committee before the Stock Purchase Date, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent allowed by applicable law.

Section 5.8 Restrictions on Purchase.    The Board of Directors may, in its discretion, require as conditions to the purchase of the shares of Common Stock reserved for issuance under the Plan that such shares be duly listed on a stock exchange, and that either:

(a)    A Registration Statement under the Securities Act of 1933, as amended, with respect to said shares is effective, or

(b)    The Participant represents at the time of purchase, in form and substance satisfactory to the Committee, that it is such Participant’s intention to purchase the shares for investment and not for resale or distribution.

ARTICLE VI

CESSATION OF PARTICIPATION

Section 6.1 In General.    As indicated in Section 4.3, a Participant may terminate his or her Participation in the Plan at any time by giving written notice to the Committee.

Section 6.2 Termination of Employment.    Upon termination of the Participant’s employment with the Company or a Designated Subsidiary for any reason, including retirement or death, or a continuation of a leave of absence for a period beyond three (3) months or, if applicable, the Guaranteed Reemployment Date, the Participant’s participation in the Plan will terminate and any funds accumulated in the Participant’s Payroll Deduction Account will be returned to such Participant, or, in the case of such Participant’s death, to the person or persons entitled such funds under Section 8.1. Upon such termination of employment, the Participant will forfeit any nonvested shares of Common Stock credited to his or her Stock Purchase Account.

ARTICLE VII

ADMINISTRATION

Section 7.1 Appointment of Committee.    The Board of Directors will appoint the Committee to administer the Plan, which will consist of no fewer than two (2) members of the Board of Directors. No member of the Committee will be eligible to purchase Common Stock under the Plan. Notwithstanding the foregoing, the Board may decline to appoint a Committee and, in such event, the Board shall serve as the Committee hereunder. The Committee shall be constituted so that, as long as Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be a Non-Employee Director (as defined in Rule 16b-3) and so that the Plan in all other applicable respects will qualify transactions related to the Plan for the exemptions from Section 16(b) of the Exchange Act provided by Rule 16b-3, to the extent exemptions thereunder may be available. Persons elected to serve on the Committee as Non-Employee Directors shall not be eligible to participate in the Plan or acquire equity securities under any plan of the Corporation or its affiliates while they are serving as members of the Committee; shall not have received equity securities under any plan of the Corporation or its affiliates within one year before their appointment to the Committee becomes effective; and shall not be eligible to receive equity securities under any plan of the Corporation or its affiliates for such period following service on the Committee as may be required by Rule 16b-3 for that person to remain a Non-Employee Director.

Section 7.2 Authority of Committee.    Subject to the express provisions of the Plan, the Committee will have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan, including designating separate Offerings under the Plan and designating whether Designated Subsidiaries participate in the 423 Component or the Non-423 Component. The Committee’s determination on such matters shall be conclusive. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans, which for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, but not limited to, eligibility to participate, the definition of Gross Earnings, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements. The terms of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 1.2 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan will govern the operation of such sub-plan. Unless otherwise determined by the Committee, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component.

Section 7.3 Rules Governing the Administration of the Committee.    The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed, and may fill vacancies, however caused, in the Committee. The Committee may select one (1) of its members as its Chairman and will hold its meetings at such times and places as it deems advisable and may hold meetings by telephone. A majority of the Committee’s members will constitute a quorum. All determinations of the Committee will be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it deems proper. Any decision or determination reduced to writing and signed by a majority of the members of the Committee will be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and will make such rules and regulations for the conduct of its business as it deems advisable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Designation of Beneficiary.    A Participant may designate in writing a Beneficiary to receive any shares of Common Stock and/or cash upon the Participant’s death. Such Beneficiary designation may be changed by the Participant at any time by written notice to the Committee. Upon the death of the Participant and upon the receipt by the Committee of proof of the identity and existence of a Beneficiary validly designated by the Participant under the Plan, the Committee will deliver such shares of Common Stock and/or cash to such Beneficiary. In the event of the death of a Participant and in the absence of a validly designated Beneficiary who is living at the time of such Participant’s death, the Committee will deliver such Common Stock and/or cash to the executor or administrator of the

Participant’s estate, or if no such executor or administrator has been appointed (to the knowledge of the Committee), the Committee, in its discretion, may deliver such shares of Common Stock and/or cash to the Participant’s spouse or dependents as the Company may designate. No Beneficiary will, before the death of the Participant by whom he has been designated, acquire any interest in the shares of Common Stock issued to, or the cash credited to, the Participant under the Plan.

Section 8.2 Transferability.    Neither the payroll deductions or contributions credited to a Participant’s Payroll Deduction Account nor any rights with regard to the right to purchase or receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition will be without effect.

Section 8.3 Adjustment in Case of Changes Affecting the Company’s Stock.    In the event of a subdivision of the outstanding shares of Common Stock, or the payment of a stock dividend thereon, the number of shares of Common Stock reserved or authorized to be reserved under this Plan will be increased proportionately, and such other adjustments may be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting the Common Stock, such adjustments will be made as may be deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of section 424 of the Code.

Section 8.4 Amendment of the Plan.    The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that no such amendment shall affect options previously granted to the extent that any Participant would be adversely affected by the amendment. In addition, no amendment of the Plan may be made without the prior approval of the holders of a majority of the shares of Common Stock of the Company then issued and outstanding and entitled to vote, if such amendment would:

(a)    Increase or decrease the number of shares of Common Stock reserved under the Plan (other than as provided in Section 8.3);

(b)    Materially modify the eligibility requirements of the Plan; or

(c)    Materially increase the benefits which may accrue under the Plan.

Section 8.5 Termination of the Plan.    The Plan and all rights of Participants under the Plan will terminate:

(a)    On the Stock Purchase Date that a Participant becomes entitled to purchase a number of shares of Common Stock equal to or greater than the remaining number of reserved shares available for purchase under the Plan, or

(b)    At any time, at the discretion of the Board of Directors, except that no such termination shall affect previously granted options to the extent that such termination would adversely affect the rights of participants. If the Plan is terminated, the Board, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Stock Purchase Date, which may be sooner than originally scheduled, if determined by the Board.

If the Plan terminates under circumstances described in (a) above, any reserved shares of Common Stock remaining as of the termination date will be issued to Participants on a pro rata basis. Upon termination of this Plan all amounts in the Payroll Deduction Accounts of Participants that have not been used to purchase shares of Common Stock will be promptly refunded.

Section 8.6 Effective Date of Plan.    The Plan originally became effective on the date of the effectiveness of the Registration Statement under the Securities Act of 1933, as amended, relating to the initial public offering of the Common Stock. Subsequent amendments to the Plan are effective on the date of approval by the Board, subject to any required approval by the Company’s stockholders. The Plan shall remain in effect until terminated under Section 8.5 hereof.

Section 8.7 No Employment Rights.    The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares of Common Stock under the Plan. In addition, the Plan does not create in any Employee or class of Employees any right to continue employment with the Company or a Subsidiary, and the Plan will not interfere in any way with the Company’s or its Subsidiaries’ rights to terminate, or otherwise modify, an Employee’s employment at any time.

Section 8.8 Company Has No Responsibility for Taxes.    The Company makes no guarantee or warranty with respect to the tax ramifications of participation in the Plan. The Company will not pay to or in respect of, reimburse or hold harmless any Participant with respect to any tax liability incurred by such Participant in connection with such participation.

Section 8.9 No Interest.     No interest shall accrue or be paid on the payroll deductions of a Participant in the Plan.

Section 8.10 Foreign Employees.    The Committee may restrict the participation of foreign Employees if the Committee deems such restrictions advisable in light of domestic or foreign tax or securities laws, providing that such restrictions do not cause the Plan or Offering to fail to satisfy the provisions of section 423 of the Code with respect to the 423 Component. In the case of a Non-Section 423 Component, Eligible Employees may be excluded from participation in the Plan or an offering if the Committee has determined that participation of such Eligible Employees is not advisable or practicable.

Section 8.11 Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be required to segregate such payroll deductions.

Section 8.12 Effect of Plan.    The provisions of the Plan will, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of the creditors of such Employee.

Section 8.13 Governing Law.    The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

NATIONAL INSTRUMENTS CORPORATION 11500 NORTH MOPAC EXPRESSWAY AUSTIN, TX 78759

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	James E. Cashman, III 02 Liam K. Griffin

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2.	To increase the number of shares reserved under the Company’s 1994 Employee Stock Purchase Plan by 3,000,000 shares.						☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as National Instruments Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2019.						☐	☐	☐

4.	To approve an advisory (non-binding) proposal concerning our executive compensation program.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting		Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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PROXY
NATIONAL INSTRUMENTS CORPORATION
2019 Annual Meeting of Stockholders
May 14, 2019
This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“NI”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 01, 2019, and the 2018 Annual Report to Stockholders and hereby appoints Michael E. McGrath and Alexander M. Davern, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 14, 2019 at 9:00 a.m. local time, at the principal executive offices of NI at 11500 North Mopac Expressway, Building C, Austin Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF JAMES E. CASHMAN, III AND LIAM K. GRIFFIN TO THE BOARD OF DIRECTORS; “FOR” AN INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE COMPANY’S 1994 EMPLOYEE STOCK PURCHASE PLAN BY 3,000,000 SHARES ; “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NATIONAL INSTRUMENTS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019; “FOR” THE APPROVAL OF NI’s EXECUTIVE COMPENSATION PROGRAM; AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side